Exhibit 2.1

Corner Growth Acquisition Corp.,

Noventiq Holdings PLC,

Noventiq Holding Company,

Noventiq Merger 1 Limited,

- and -

Corner Growth SPAC Merger Sub, Inc.

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

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A-ii

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Section 11.13.	Publicity	A-75
Section 11.14.	Severability	A-76
Section 11.15.	Enforcement	A-76
Section 11.16.	Non-Recourse	A-76
Section 11.17.	Non-Survival of Representations, Warranties and Covenants	A-76
Section 11.18.	Conflicts and Privilege	A-76

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AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement, dated as of December 29, 2023 (this “Agreement”), is made and entered into by and among (i) Corner Growth Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“CGAC”), (ii) Noventiq Holdings PLC, an exempted company limited by shares registered by way of continuation under the laws of the Cayman Islands (the “Company”), (iii) Noventiq Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), (iv) Noventiq Merger 1 Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (v) Corner Growth SPAC Merger Sub, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub 2”).

RECITALS

WHEREAS, CGAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed Cayman Islands company formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, Merger Sub 1 and Merger Sub 2 are newly formed Cayman Islands exempted companies, wholly owned by PubCo and formed for the purpose of effectuating the Mergers (as defined below) and Merger Sub 1 has made an election to be treated as a disregarded entity for U.S. federal income tax purposes;

WHEREAS, CGAC and the Company have entered into a business combination agreement with Corner Growth SPAC Merger Sub, Inc., dated May 4, 2023 (the “Original BCA”);

WHEREAS, the parties hereto desire and intend to amend and restate the Original BCA to effect a change in structure of the business combination, whereby (a) CGAC will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity (the “Initial Merger”), and (b) following the Initial Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of PubCo, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Cayman Act”), as applicable;

WHEREAS, following the date of this Agreement, but prior to the Acquisition Merger Effective Time, CGAC will use its reasonable best efforts to enter into certain private sales of Equity Securities to be issued by PubCo in accordance with the terms of Section 8.3 of this Agreement, in an effort to achieve the Gross Proceeds Target;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code and (ii) the Acquisition Merger will qualify as a “reorganization” under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (clauses (a) and (b), the “Intended Tax Treatment”).

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WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, as a material inducement for the Company to enter into this Agreement and the other Transaction Documents to which it is a party, an Amended and Restated Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Amended and Restated Sponsor Support Agreement”) signed by the Company, PubCo, CGAC, and CGA Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor has agreed to, and to cause proprietary investment vehicles (i.e., holding investments in a ‘principal’ or ‘own account’ capacity) of the Sponsor or its Affiliates (if any) (to the extent permitted by applicable Law) to, (a) vote in favor of (i) the Transactions to which CGAC is a party, and (ii) the other Transaction Proposals, (b) waive the anti-dilution rights in respect of CGAC Securities under Article 17.3 of the CGAC Articles of Association, (c) appear at the CGAC Shareholders’ Meeting for purposes of constituting a quorum, (d) vote against any proposals that would impede the Transactions or any other Transaction Proposal, (e) not redeem any CGAC Securities held by the Sponsor or such Affiliates, (f) not transfer any CGAC Securities held by the Sponsor or such Affiliates prior to the Merger, (g) release CGAC, the Company and PubCo from all claims in respect of or relating to the period prior to the Closing, subject to the provisions and exceptions set forth therein, (h) agree to a lock-up of its CGAC Securities that are held as of the Closing, subject to certain exceptions, and (i) immediately prior to the Initial Closing, automatically forfeit, and surrender to CGAC without consideration, certain Sponsor Shares in accordance with the terms hereunder or agree that certain PubCo Ordinary Shares will become subject to vesting and forfeiture in accordance with the terms of this Agreement;

WHEREAS, CGAC has received, concurrently with the execution and delivery of this Agreement, as a material inducement to CGAC to enter into this Agreement, an Amended and Restated Voting and Support Agreement in the form attached hereto as Exhibit B (the “Amended and Restated Voting and Support Agreement”), signed by the Company, CGAC, PubCo, and the Existing Company Shareholders identified in the Amended and Restated Voting and Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Existing Company Shareholders have agreed (a) to vote or, if their respective Company Shares are then held by a Shareholder Entity (as defined below), to cause such Shareholder Entity to vote (i) in favor of the Transactions to which the Company will be a party and in favor of the Company Shareholder Approval, (ii) in favor of the Transactions to which the Company will be a party and in favor of the Company Approvals, and (iii) against any proposals that would impede in any material respect the consummation of the Transactions by the Company (or, in each case, agree to the passage of any such approval as a written resolution, if such approval is to be taken as such), (b) not to transfer any Company Shares held directly or indirectly by such Existing Company Shareholders or their respective Shareholder Entities (as applicable) on or prior to the Closings (subject to the exceptions set forth therein), and (c) to a lock-up of the CGAC Ordinary Shares held by such Existing Company Shareholders or their respective Shareholder Entities following the Closings for the period specified therein, subject to certain exceptions;

WHEREAS, immediately prior to the Initial Merger Effective Time, PubCo and CGAC shall enter into an assignment assumption and amendment agreement (the “Assignment, Assumption and Amendment Agreement”) pursuant to which CGAC will assign to PubCo on the Initial Closing Date all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares) and which causes each outstanding PubCo Warrant to represent the right to receive, from the Initial Closing, one whole PubCo Ordinary Share, and which deletes from the Warrant Agreement Section 6.5 thereof (Exclusions of Private Placement Warrants);

WHEREAS, the board of directors of CGAC (“CGAC Board”) has unanimously determined that this Agreement, the Mergers and the other Transactions constitute a “Business Combination” as such term is defined by CGAC Articles of Association; and

WHEREAS, the CGAC Board, the board of directors of the Company (“Company Board”) and boards of directors of PubCo, Merger Sub 1 and Merger Sub 2 have each (i) determined that the Mergers and other transactions contemplated hereby are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, CGAC, the Company, PubCo, Merger Sub 1 and Merger Sub 2 agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2022 Management Accounts” means the unaudited consolidated balance sheet of the Company as of September 30, 2022, and the unaudited consolidated statements of income and profit and loss for the six months ended September 30, 2022 prepared in accordance with IFRS.

“Acquisition Merger Consideration” means the sum of all PubCo Ordinary Shares and CSRs receivable by Company Shareholders pursuant to Section 2.2(j)(i).

“Acquisition Entity” means each of PubCo, Merger Sub 1 and Merger Sub 2.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Additional Permitted Financings” means the subscription or purchase by an investor (which investor, for the avoidance of any doubt, shall include any existing shareholders of the Company) for cash after the date of this Agreement and on or prior to the Closing Date of any Equity Securities whether issued by PubCo (or of securities exercisable, convertible or exchangeable into Equity Securities to be issued by PubCo) or sold through secondary sale by Existing Company Shareholders, in each case including ordinary shares, preferred shares, convertible and exchangeable bonds or notes, warrants or other equity securities, and which is either (i) a PubCo Closing Value Sale or (ii) is on terms and conditions as and to the extent consented to in writing by each of CGAC and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent).

“Adverse Recommendation Change” means any action by the Company Board or any committee thereof to (A) approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its shareholders any Company Acquisition Proposal, (B) fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to CGAC, the Company Recommendation, or (C) approve, adopt or recommend any Company Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Company Acquisition Proposal.

“ADSs” means American Depositary Shares, each representing one PubCo Ordinary Share.

“ADS Deposit Agreement” means a deposit agreement to be entered into among PubCo and the Depositary relating to the establishment of PubCo’s ADS Facility.

“ADS Facility” means the Level 2 ADS facility established pursuant to the ADS Deposit Agreement.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager, and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 7.1) Controlled by or for the benefit of any Person referred to in (a) or (b). Notwithstanding the foregoing, no portfolio company of any investment fund affiliated with either Corner Venture Partners, LLC or Corner Capital Management, LLC shall be considered an Affiliate of CGAC, other than CGAC.

“Antitrust Laws” means any applicable Laws of any Governmental Authority regarding matters of anti-competition or foreign investment.

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“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended), program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, share or share-related awards (including stock option, stock purchase, stock ownership, restricted stock unit, or other equity or equity-based compensation), disability, death benefit, life insurance, fringe benefits or other employee benefits or remuneration of any kind, and (b) any employment, consulting, retention or stay-bonus agreement, severance, transaction or change-in control agreement, in each case, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of any Group Company in each case other than any statutory benefit plan mandated by Law.

“Business Combination” has the meaning given in the CGAC Articles of Association.

“Business Day” means a day on which commercial banks are open for business in the city of (a) New York, United States, (b) Grand Cayman, the Cayman Islands, (c) London, England, except a Saturday, Sunday, public holiday (gazetted or ungazetted and whether scheduled or unscheduled) or a day on which banking institutions or trust companies are authorized or obligated by Law to close in any of the aforementioned cities.

“Cayman Registrar” means the Companies Registry of the Cayman Islands General Registry.

“CGAC Accounts Date” means December 31, 2022.

“CGAC Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal from any Person or group at any time relating to any transaction or series of transactions (other than the Transactions) with any Person involving, directly or indirectly, (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under CGAC’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving CGAC or involving all or a material portion of the assets, Equity Securities or businesses of CGAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the consolidated total assets, revenues or earning power of CGAC or (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of a material portion of voting Equity Securities of CGAC (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities).

“CGAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of CGAC, as adopted by special resolution, dated December 16, 2020 and effective on December 16, 2020, as amended or restated from time to time.

“CGAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of CGAC, or (b) the ability of CGAC to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “CGAC Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws, GAAP, IFRS or other applicable accounting or auditing standards or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement, the Plan of SPAC Merger or any Transaction Document, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the Original BCA Date), acts of nature, change in climate or other natural or man-made disasters, (v) any acts of terrorism or war (whether or not declared), civil unrest, declaration of a national emergency, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (vi) any matter set forth in Section 1.1(b) of the CGAC Disclosure Letter, (vii) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Company, or (C) taken by any of the Group Companies, (x) any worsening of the Events referred to in clauses (ii), (iv), (v), or (vi) to the extent existing as of the Original BCA Date, (viii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), (ix) any Events that are cured by CGAC prior to Closing, or (x) any contemporaneous or future pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules generally applicable to special purpose acquisition companies or target companies engaged in business combinations with special purpose acquisition companies and any impacts on such transactions directly or indirectly resulting therefrom, ; provided, however, that in the case of each of clauses (ii), (iv), (v), (vi), (viii) or (x) any such Event to the extent it disproportionately affects CGAC relative to other special purpose acquisition companies listed on U.S. stock exchanges shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a CGAC Material Adverse Effect. Notwithstanding the foregoing, with respect to CGAC, the amount of CGAC Share Redemptions shall not be deemed to be a CGAC Material Adverse Effect.

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“CGAC Ordinary Shares” means the CGAC Class A Ordinary Shares, par value $0.0001 per share.

“CGAC Related Parties” means, collectively, CGAC and its Affiliates or any of its or its Affiliates’ respective, direct or indirect, former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“CGAC Securities” means, collectively, the CGAC Shares, the CGAC Warrants and the CGAC Units.

“CGAC Share Redemption” means the election of an eligible (as determined in accordance with the CGAC Articles of Association) holder of CGAC Ordinary Shares to redeem all or a portion of the CGAC Ordinary Shares held by such holder at a per-share redemption price, payable in cash, equal to a pro rata share of the aggregate amount then on deposit in the Trust Account (calculated as of two Business Days prior to the Closing) (including any interest earned on the funds held in the Trust Account, but net of Taxes payable thereon and not previously released to CGAC to pay its taxes) (as determined in accordance with CGAC Articles of Association) in connection with the Transaction Proposals or any Extension.

“CGAC Shareholder” means any holder of any CGAC Shares.

“CGAC Shareholders’ Approval” means (a) the requisite approval, pursuant to the CGAC Articles of Association and the Cayman Act, of the Business Combination and of this Agreement, the Plan of SPAC Merger, the adoption and approval of the memorandum and articles of association of the Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, as the memorandum and articles of association of the SPAC Surviving Entity at the Initial Merger Effective Time and (b) the requisite approval, pursuant to the CGAC Articles of Association and the Cayman Act, of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, and (ii) are required to be approved by the shareholders of CGAC in order for the Closings to be consummated.

“CGAC Shares” means CGAC Ordinary Shares and Sponsor Shares collectively.

“CGAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable, subject to Section 8.1(c) and Section 8.2(a), by CGAC or the Sponsor (whether or not billed or accrued for, but without double counting) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including Deferred IPO Fees), costs, expenses, brokerage fees, commissions (including with respect to any Additional Permitted Financings or Post-Closing Financing), liabilities, shareholders’ loans (including working capital loans advanced by the Sponsor), finders’ fees and disbursements of financial advisors, investment banks, brokers, finders, data room administrators, attorneys, accountants and other advisors and service providers, and any other operational costs of CGAC prior to consummation of the Transactions, (b) Transfer Taxes, and (c) any and all filing fees payable, subject to Section 8.1(c) and Section 8.2(a), to the Governmental Authorities in connection with the Transactions. For the avoidance of any doubt, an estimate of the aggregate CGAC Transaction Expenses incurred, and to be incurred, prior to the Closing Date is set forth on Section 1.1(a) of the CGAC Disclosure Letter.

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“CGAC Unit” means the units issued in CGAC’s IPO or the exercise of the underwriters’ overallotment option consisting of one CGAC Class A Ordinary Share and one-third of a CGAC Warrant.

“CGAC Warrant” means one whole warrant entitling the holder thereof to purchase one (1) share of CGAC Class A Ordinary Shares at a purchase price of $11.50 per share.

“Change of Control” means (1) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of assets of PubCo and its Subsidiaries representing more than 50% of the total assets, consolidated net income or consolidated total revenue of PubCo and its Subsidiaries, taken as a whole; (2) a merger, consolidation or other business combination of PubCo or any of its Subsidiaries with any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), as a result of which such person or group acquires at least fifty percent (50%) of the combined voting power of the then issued and outstanding shares of PubCo or, other than in the case of any such merger, consolidation or other business combination with a Subsidiary of PubCo, the surviving person outstanding immediately after such merger, consolidation or other business combination; or (3) other than an Exempt CoC, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of PubCo representing more than fifty percent (50%) of the voting power of the shares of PubCo entitled to vote for the election of directors of PubCo.

“Class A CSR” means a Class A CSR (as such term is defined in the Contingent Share Rights Agreement), which is a contractual contingent share right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CSRs to receive, in certain circumstances, a contingent payment in the form of PubCo Ordinary Shares (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Share Rights Agreement.

“Class B CSR” means a Class B CSR (as such term is defined in the Contingent Share Rights Agreement), which is a contractual contingent share right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CSRs to receive, in certain circumstances, a contingent payment in the form of PubCo Ordinary Shares (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Share Rights Agreement.

“Class C CSR” means a Class C CSR (as such term is defined in the Contingent Share Rights Agreement), which is a contractual contingent share right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CSRs to receive, in certain circumstances, a contingent payment in the form of PubCo Ordinary Shares (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Share Rights Agreement.

“Closing Equity Value” means $315,000,000.

“COC Modified Threshold Period” means the period following the fourth (4th) anniversary of the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal from any Person or group relating to any transaction or series of transactions (other than the Transactions) with any Person involving, directly or indirectly, (a) any merger, consolidation, amalgamation, share exchange, business combination, material issuance of securities, material acquisition of securities, reorganization, material recapitalization, tender offer, exchange offer or other similar transaction involving any Group Company pursuant to which any Person or group of Persons would have beneficial ownership of securities representing five percent (5%) or more of the total outstanding Equity Securities of the Company after giving effect to the consummation of such transaction, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of one or more assets or businesses that constitute five percent (5%) or more of the revenues or assets of the Group Companies, taken as a whole, or (c) any direct or indirect acquisition by any Person or group, in one transaction or a series of transactions, of five percent (5%) or more of any class of Equity Securities of the Company (whether by merger, consolidation, other business combination, recapitalization, purchase, issuance of Equity Securities or other similar transaction).

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“Company Contract” means any Contract to which any Group Company is a party or by which any Group Company is bound.

“Company Financial Statements” means the audited consolidated balance sheets of the Company as of March 31, 2022 and 2021, and the audited consolidated statements of income and profit and loss, changes in shareholders’ equity and cash flows, for the years ended March 31, 2022 and 2021 as included in the Public Filings.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Group Companies taken as a whole, or (b) the ability of any Group Company to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws, GAAP, IFRS or other applicable accounting or auditing standards or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement, the Plan of Acquisition Merger or any Transaction Document, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the Original BCA Date), acts of nature, change in climate or other natural or man-made disasters, (v) any acts of terrorism or war, (whether or not declared), civil unrest, declaration of a national emergency, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (vi) any failure in and of itself of the Group Companies to meet any projections, forecasts, guidance estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (vii) any Events generally applicable to the industries or markets in which the Group Companies operate, (viii) any matter set forth in Section 1.1(a) of the Company Disclosure Letter, (ix) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), but in any case only to extent attributable to such announcement, performance or pendency, provided that this clause (ix) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions,(x) any Events that are cured by the relevant Group Company prior to Closing, (xi) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of CGAC, or (C) taken by CGAC, the Sponsor or any other CGAC Shareholder, (xii) any worsening of the Events referred to in clauses (ii), (iv), (v), (vii) or (viii) to the extent existing as of the Original BCA Date , or (xiii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), provided, however, that in the case of each of clauses (ii), (iv), (v), (vii) and (xii) any such Event to the extent it disproportionately affects any of the Group Companies relative to other participants in the industries, markets and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Options” means all outstanding and unexercised options to purchase Company Ordinary Shares pursuant to the Long Term Incentive Plan of the Company.

“Company Ordinary Shares” means, collectively, the ordinary shares, with a nominal value of USD 0.00023647 each, in the capital of the Company.

“Company PCAOB Financial Statements” means (a) the audited consolidated balance sheets of the Company as of March 31, 2023 and 2022, and the audited consolidated statements of income and profit and loss, changes in shareholders’ equity and cash flows, for the years ended March 31, 2023 and 2022 audited by the Independent Auditors in accordance with PCAOB auditing standards, together with the auditor’s report of the Independent Auditors thereon.

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“Company Related Party” means the Company and its Affiliates or any of their respective, direct or indirect, former or current general or limited partners, shareholders, managers, members, directors, officers, other representatives or successors or assignees of any of the foregoing. For the avoidance of any doubt, this definition will exclude each Group Company.

“Company Shareholder” means any holder of any Company Shares as of immediately prior to the Acquisition Merger Effective Time.

“Company Shareholder Approval” means (a) the requisite approval, pursuant to the Company’s Articles of Association and the Cayman Act, of the Business Combination and of this Agreement, the Plan of Acquisition Merger, and (b) the requisite approval, pursuant to the Company’s Articles of Association and the Cayman Act, of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, and (ii) are required to be approved by the Company Shareholders in order for the Closings to be consummated.

“Company Shareholder Earnout Shares” means the PubCo Ordinary Shares to be released as contemplated by Section 2.2(j)(v).

“Company Shares” means, collectively, the Company Ordinary Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable, subject to Section 8.1(c) and Section 8.2(a), by any Acquisition Entity or Group Company (whether or not billed or accrued for, but without double counting) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms.

“Competing SPAC” means any publicly traded special purpose acquisition company other than CGAC.

“Contingent Share Rights Agreement” means that certain Share Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and between PubCo, and a rights agent reasonably acceptable to CGAC and the Company, in the form attached hereto as Exhibit F.

“Contract” means any legally binding written or oral other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person, or (b) the ability to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through the ownership of securities, by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Copyrights” means any and all copyrights and copyrightable works or subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including in literary works (including in all forms and types of Software), pictorial and graphic works, together with all applications, registrations, renewals, and similar filings for any of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Customs and International Trade Authorizations” means all applicable licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs and International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs and International Trade Laws” means all applicable import, customs and trade, export and anti-boycott laws, including (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Department of State, and their predecessor agencies, and (b) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury or Department of Commerce.

“CSRs” means, collectively, the Class A CSRs, the Class B CSRs and the Class C CSRs.

“Deferred IPO Fees” means the amounts of deferred underwriting fees and deferred advisory fees payable in connection with the IPO that are payable upon consummation of the Business Combination.

“Depositary” means The Bank of New York Mellon (or an affiliate).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the CGAC Disclosure Letter.

“Domestication” means the continuation of the Company’s legal personality from Cyprus to the Cayman Islands pursuant to section 354I and 354IH of the Cyprus Companies Law (Cap.113) and section 201 of the Cayman Act.

“Domestication Effective Date” means July 26, 2023

“DTC” means the Depository Trust Company.

“Earn-Out Target” means each or any of First Level Earn-Out Target, Second Level Earn-Out Target and Third Level Earn-Out Target.

“Environmental Law” means any law (including statutes, common laws and regulations) directly relating to (a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, presence, disposal or release of any Hazardous Substance, or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Environmental Licenses” means all permits, consents, authorizations, licenses, orders, registrations, certificates, variances or other similar approvals required to operate the business of any of the Group Companies, as conducted by the Group Companies, in accordance with applicable Environmental Law.

“Equity Facility Financing” means any binding subscription or purchase of Equity Securities of PubCo (or of securities exercisable, convertible or exchangeable into Equity Securities of PubCo) for cash pursuant to any definitive agreement entered into by PubCo with Cantor Fitzgerald L.P. or any of its Affiliates, or with any similar provider of equity financing facilities.

“Equity Securities” means, with respect to any Person, any capital stock or issued share capital, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock or issued share capital, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt CoC” means any Existing Company Shareholder beneficially owning, as of the Original BCA Date, more than 25% of the combined voting power of the outstanding Company Ordinary Shares obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of PubCo representing more than fifty percent (50%) and less than sixty-five percent (65%) of the voting power of the shares of PubCo entitled to vote for the election of directors of PubCo.

“Existing Company Shareholders” means each of the Company Shareholders identified on the Voting and Support Agreement.

“Fully Diluted Basis” means, in relation to the Company, (a) all Company Shares issued and outstanding as of the relevant date, and (b) the maximum number of Company Shares issuable upon exercise of any options, warrants or other convertible or exchangeable securities, instruments or other similar obligations outstanding or in existence as of the relevant date.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“GDRs” means the Regulation S and Rule 144A global depositary receipts representing Company Ordinary Shares issued pursuant to the GDR Deposit Agreement.

“GDR Conditions” means the terms and conditions applicable to the GDRs set out in the GDR Deposit Agreement.

“GDR Facility” means the Regulation and Rule 144A GDR facility established pursuant to the GDR Deposit Agreement.

“GDR Deposit Agreement” means the deposit agreement dated October 27, 2021 (as amended from time to time) between the Company and the GDR Depositary.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Gross Proceeds” means, without duplication, (i) as of the Closing Date, the sum of (x) the gross proceeds from any Additional Permitted Financing (whether such proceeds are payable to PubCo or to Existing Company Shareholders) and (y) the cash balance in the Trust Account, giving effect to any CGAC Share Redemptions, but prior to the payment of any Transaction Expenses, and (ii) as of any date of determination following the Closing Date, the gross proceeds from all Post-Closing Financings consummated during the 180-day period following the Closing Date.

“Gross Proceeds Cap” means Gross Proceeds of at least $50,000,000.

“Gross Proceeds Target” means Gross Proceeds of at least $25,000,000.

“Group Companies” (and with the corresponding meaning, “Group Company”) means the Company and its Subsidiaries as of the Original BCA Date.

“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous”, the subject of or which could give rise to Liability under any applicable Law pertaining to the environment.

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“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including the outstanding principal and accrued and unpaid interest and any per diem interest accruals, (b) any obligations as lessee under capitalized lease obligations under GAAP or IFRS (as applicable based on accounting principles used by the applicable Person), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Independent Auditors” means UHY LLP or some other internationally recognized accounting firm that meets the requisite independence standards.

“Independent Director” means an individual to serve on the CGAC Board who is “independent” as determined in accordance with the U.S. rules and regulations applicable to audit committee members (including the applicable rules of Nasdaq).

“Initial Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by CGAC Shareholders pursuant to Section 2.2(e)(iii).

“Intellectual Property” means all rights, title and interest in or relating to intellectual property in any jurisdiction throughout the world, including: (a) all Patents; (b) all Copyrights and mask works; (c) all Trademarks; (d) all Internet domain names, and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; and (h) all other intellectual property rights or proprietary rights.

“Intervening Event” means any Event materially affecting the business, assets or operations of the Group Companies, taken as a whole, that first becomes known to the Company Board after the Original BCA Date but before obtaining the Company Shareholder Approval, to the extent not known to or reasonably foreseeable by the Company Board as of or prior to the Original BCA Date; provided, however, that in no event will (i) the receipt, existence or terms of a Company Acquisition Proposal or Superior Proposal, or any proposal that would reasonably be expected to lead to a Company Acquisition Proposal or Superior Proposal, or any matter relating to or consequence of any of the foregoing, (ii) any changes in Law or the settlement (or any offer or proposal of settlement) of any lawsuits, investigations, inquiries, audits, suits, proceedings, claims, examinations or other administrative or judicial proceedings, (iii) changes in the market price or trading volume of the Company Shares, or any Group Company meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of any of the foregoing may be considered in determining whether an Intervening Event has occurred or would reasonably be expected to result), or (iv) any event, development or change relating solely to CGAC or its Affiliates, in each case, constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

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“Knowledge of CGAC” or any similar expression means the actual knowledge of the Persons listed on Section 1.1 of the CGAC Disclosure Letter.

“Knowledge of the Company” or any similar expression means the actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity or similar agreement entered into with any Governmental Authority.

“Leased Real Property” means any real property subject to a Company Lease.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Material Contracts” means, collectively, each Company Contract that:

(a)            involves Indebtedness with an amount higher than $10,000,000 (or its equivalent in any other currency);

(b)            involves obligations or expected obligations (contingent or otherwise), payments or revenues in excess of $10,000,000 (or its equivalent in any other currency) in the next 12 months after the date of this Agreement;

(c)            involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments in excess of $1,000,000 (or its equivalent in any other currency);

(d)            involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000 (or its equivalent in any other currency);

(e)            involves the waiver, compromise, or settlement of any Action with an amount higher than $500,000 (or its equivalent in any other currency);

(f)            is a labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with a Union;

(g)            is with a Company Related Party involving payments of an amount (when aggregated with any other payments payable to such Company Related Party under Company Contracts) higher than $500,000 per annum (or its equivalent in any other currency): or

(h)            that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”, (b) as “open source software” or “copyleft” or “community” software or source code, or pursuant to any license identified as an “open source license” by the Open Source (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge.

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“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person taking into consideration such Person’s past practices, including its results of operations, financial condition and prospects in the relevant period, and including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures whether taken prior to or following the date of this Agreement; provided that any such actions or COVID-19 Measures are either consistent with recent past practice in response to COVID-19 or are taken in good faith.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outstanding Company Shares” means the Company Shares outstanding immediately prior to the Closing Date on a Fully Diluted Basis.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Patents” means any and all patents, patent applications, provisional patent applications, patent cooperation treaty applications, patent disclosures, priority patent filings, utility models, inventors’ certificates and certificates of invention, and similar filings and applications for any of the foregoing, whether filed, established, registered, or recorded in any country (or any political subdivision thereof) in the world, and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations, revisions, patents of addition and supplementary protection certificates, or the like and any foreign equivalents of any of the foregoing, together with, any and all inventions and improvements described or claimed in any of the foregoing and any and all rights and privileges corresponding to any of the foregoing throughout the world.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Equity Consideration Value” means an amount in dollars equal to the Closing Equity Value, divided by the number of Outstanding Company Shares.

“Permitted Encumbrance” means (a) Security Interests for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Security Interests arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which any Group Company is a party; (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Security Interests that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Security Interests thereon, (ii) any Security Interests permitted under the Company Leases, (iii) any Security Interests encumbering the real property of which the Leased Real Property is a part, and (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) licenses of Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Security Interests and Security Interests securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Security Interests arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by any Group Company, (j) any other Security Interests that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Security Interest, and (k) any Security Interest disclosed in Section 1.1(b) of the Company Disclosure Letter.

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“Permitted Indebtedness” means the Indebtedness set forth on Section 1.1(c) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “personal data” or “PII”) provided by Law, or by the Group Companies in any of its applicable privacy policies, notices or Contracts, all information that identifies, relates to or could be used to identify, contact or track an individual person, household or device, directly or indirectly whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“Plan of Acquisition Merger” means the plan and agreement of merger between Merger Sub 2 and Company substantially in the form attached hereto as Exhibit C-1 and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of CGAC and the Company.

“Plan of SPAC Merger” means the plan and agreement of merger between Merger Sub 1 and CGAC substantially in the form attached hereto as Exhibit C-2 and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of CGAC and the Company.

“Post-Closing Financings” means the subscription or purchase by an investor (which investor, for the avoidance of any doubt, shall include any existing shareholders of the Company) for cash after the Closing Date and on or prior to the expiry of 180 days following the Closing Date of any debt securities or other indebtedness for borrowed money or any Equity Securities issued by PubCo (or of securities exercisable, convertible or exchangeable into Equity Securities to be issued by PubCo) including ordinary shares, preferred shares, convertible or exchangeable bonds or notes, warrants or other equity securities, and which is (i) a PubCo Closing Value Sale, (ii) Equity Facility Financing, or (iii) is on terms and conditions as and to the extent consented to in writing by PubCo (which consent may be withheld in PubCo’s sole and absolute discretion).

“Privacy Laws” means any and all Laws and generally adopted self-regulatory guidelines (including of any applicable jurisdiction) to the extent relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, the California Consumer Privacy Act of 2018 and any implementing regulations, as amended, and the General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), as amended, and any and all Laws relating to breach notification in connection with Personal Information.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, transmission, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Information.

“Prohibited Person” means any Person that is (a) organized under the laws of, or ordinarily resident or located in, any country or territory targeted by comprehensive, country-wide or territory-wide Sanctions (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; or any list of blocked Persons subject to sanctions issued by the United Nations Security Council, Office of Financial Sanctions Implementation or HM Treasury of the United Kingdom, the European Commission, the European Union and/or any member state of the European Union), (c) owned fifty percent or more, directly or indirectly, or controlled by any of the foregoing.

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“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with, or confidentially submitted to, the SEC, with respect to the CGAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from CGAC Shareholders to approve the Transaction Proposals, as amended or supplemented from time to time.

“PubCo Articles of Association” means the Memorandum and Articles of Association of PubCo, which as of the Acquisition Merger Effective Time shall be substantially in the form of Exhibit E hereto, as amended or restated from time to time thereafter in accordance with the terms thereof.

“PubCo Closing Value Sale” means the binding subscription or purchase for cash of PubCo Ordinary Shares for a price per share equal to or greater than $10 and other terms and conditions as are customary for a private investment in ordinary shares of a publicly traded company.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value $0.0001 per share.

“Public Filings” means all regulatory announcements published by the Company on the UK Regulatory Information Service since March 1, 2022.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit D hereto.

“Relationship Agreement” means the Relationship Agreement dated October 27, 2021 between the Company and SGI Group Limited (formerly known as Softline Group Inc.).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliate.

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of any of the Group Companies, as currently conducted, in accordance with applicable Law.

“Rights Agent” means the rights agent party to the Contingent Share Rights Agreement.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224), (b) the European Commission and/or European Union and enforced by its member states, (c) the United Nations Security Council, and (d) the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury), to the extent any of the same may lawfully be included within this definition pursuant to the provisions of the European Union’s Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country and Council Regulation (EC) No 2271/96, including as part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 and as amended by the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

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“Security Interest” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other similar encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, (other than a revocable proxy in connection with a shareholders meeting) voting trust agreement, option or transfer restriction in favor of any Person, and (c) any adverse Action as to title, possession or use, except for any of the foregoing referred to in clauses (a), (b), or (c) above created by or arising under any Transaction Document, applicable Law or otherwise arising by statutes.

“Share Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Equity Consideration Value by (b) $10.

“Social Insurance” means any form of social insurance or social contribution required under applicable Law, including social security, employment, unemployment or employee insurance, workmen’s compensation and medical insurance, and any contribution payable therewith to any Governmental Authority or social welfare organization.

“Software” means any and all computer programs (whether in source code, object code, executable code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, to the extent related to any of the foregoing.

“Sponsor Shares” means the 9,825,001 CGAC Class B Ordinary Shares, par value $0.0001 per share, that were issued to the Sponsor as of the Original BCA Date, including any CGAC Ordinary Shares issued to the Sponsor upon conversion thereof after the Original BCA Date.

“Subsidiary” means, with respect to a Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock or issued share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all forms of tax, and duties, charges, withholdings and levies in the nature of tax, wherever imposed, such as all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, issued share capital, ad valorem, value added, inventory, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, surcharge, fine or addition thereto.

“Tax Returns” means, in any jurisdiction, all federal, state, local, provincial and municipal returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Termination Fee” means an amount equal to three percent (3%) of the Closing Equity Value.

“Trade Secrets” means any and all trade secrets and confidential and proprietary information, including technology, discoveries, improvements, Software, know-how, ideas, research and development, proprietary rights, formulae, technical information, techniques, inventions (including conceptions and/or reductions to practice), customer and supplier lists, pricing and cost information, business and marketing plans and proposals, databases and data, designs, drawings, compositions, procedures, processes, algorithms, models, formulations, manuals, specifications and systems, whether or not any of the foregoing is patentable or copyrightable.

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“Trademarks” means any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, slogans, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill to the extent associated with any of the foregoing, whether or not any of the foregoing are registered, along with all applications, registrations, renewals and extensions thereof.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Documents” means, collectively, this Agreement, the Amended and Restated Sponsor Support Agreement, the Amended and Restated Voting and Support Agreement, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Merger Filing Documents, Escrow Agreement, the Contingent Share Rights Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with or by reason of the execution and delivery of this Agreement and the Transactions.

“UK Market Abuse Regulation” means the Market Abuse Regulation (EU 596/2014) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

“Union” means any labor union, labor organization, works council or other employee representative body.

“VWAP” means, for PubCo Ordinary Shares as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“VWAP Measurement Period” means, for PubCo Ordinary Shares, such period that PubCo Ordinary Shares have traded at the applicable VWAP price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for twenty (20) Trading Days over any thirty (30) Trading Day period.

“Warrant Agreement” means Warrant Agreement, dated as of December 16, 2020, by and between CGAC and CST, as warrant agent.

Section 1.2. Other Definitions. The following terms are defined in the Sections of the Agreement indicated below:

“A&O”	Section 11.18(b)
“Acceptable Confidentiality Agreement”	Section 6.3(f)(ii)
“Acquisition Closing”	Section 2.2(a)
“Acquisition Merger”	Recitals
“Acquisition Merger Effective Time”	Section 2.2(a)
“Acquisition Merger Filing Documents”	Section 2.2(a)
“Agreement”	Opening Paragraph
“Alignment Escrow Shares”	Section 2.5(c)
“Alignment Shares”	Section 2.5(a)
“Amended and Restated Sponsor Support Agreement”	Recitals
“Amended and Restated Voting and Support Agreement”	Recitals
“Anticorruption Laws”	Section 3.6(d)

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“Anti-Money Laundering Laws”	Section 3.23
“Articles of the SPAC Surviving Entity”	Section 2.2(c)
“Articles of the Surviving Company”	Section 2.2(viii)(h)
“Cayman Act”	Recitals
“CG Group”	Section 11.18(a)
“CGAC”	Opening Paragraph
“CGAC Board”	Recitals
“CGAC Board Recommendation”	Section 8.2(b)(ii)
“CGAC Cure Period”	Section 10.1(g)
“CGAC Disclosure Letter”	Article IV
“CGAC Financial Statements”	Section 4.7(a)
“CGAC Non-Recourse Party”	Section 11.16
“CGAC SEC Filings”	Section 4.12
“CGAC Shareholders’ Meeting Form 8-K”	Section 8.2(d)(iii)
“CGAC Shareholders’ Meeting”	Section 8.2(b)(i)
“Change of Control Price”	Section 2.2(j)(v)
“Closings”	Section 2.2(a)
“Closing Date”	Section 2.2(a)
“Closing Form 6-K”	Section 8.2(d)(iii)
“Closing Press Release”	Section 8.2(d)(iii)
“Closing Sponsor Alignment Shares”	Section 2.5(a)
“Company”	Opening Paragraph
“Company Board”	Recitals
“Company Cure Period”	Section 10.1(f)
“Confidential Intellectual Property”	Section 3.14(f)
“Company Disclosure Letter”	Article III
“Company IT Systems”	Section 3.14(i)
“Company Lease”	Section 3.13(b)
“Company Letter of Transmittal”	Section 2.4(a)
“Company Material Lease”	Section 3.13(b)
“Company Non-Recourse Party”	Section 11.16
“Company Recommendation”	Section 3.25
“Company Registered Intellectual Property”	Section 3.14(a)
“Company Shareholder Certificates”	Section 2.4(c)
“Company Shareholders’ Meeting”	Section 8.2(c)(i)
“D&O Indemnified Parties”	Section 6.4(a)
“Dissenting CGAC Shares”	Section 2.2(e)(vii)
“Dissenting Company Shares”	Section 2.2(j)(iii)
“Escrow Account”	Section 2.5(d)
“Escrow Agent”	Section 2.5(d)
“Escrow Agreement”	Section 2.5(d)
“Escrowed Shares”	Section 2.5(d)
“Excess Expense Amount”	Section 8.8(b)
“Exchange Agent”	Section 2.4(a)

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“First Level Earn-Out Target”	Section 2.2(j)(v)(A)
“Gross Proceeds Balance”	Section 2.5(c)
“Group Company Software”	Section 3.14(h)
“Initial Closing”	Section 2.2(a)
“Initial Merger”	Recitals
“Initial Merger Effective Time”	Section 2.2(a)
“Initial Merger Filing Documents”	Section 2.2(a)
“Intended Tax Treatment”	Recitals
“Interim Balance Sheet Date”	Section 3.9
“Interim Period”	Section 6.1(a)
“IPO”	Section 11.1
“Lost Certificate Affidavit”	Section 2.4(f)
“LTIP”	Section 8.7
“Material Permits”	Section 3.6(g)
“Mergers”	Recitals
“Merger Filing Documents”	Section 2.2(a)
“Merger Sub”	Opening Paragraph
“Merger Sub 2 Share”	Section 5.2(a)
“Negotiation Period”	Section 6.3(d)(B)
“Notice”	Section 6.3(d)(A)
“Organizational Chart”	Section 3.3
“Original BCA Date”	Article III
“Outside Date”	Section 10.1(i)
“Permitted Person”	Section 3.14(h)
“Permitted Refinancing Indebtedness”	Section 6.1(b)(ii)
“Privacy and Cybersecurity Requirements”	Section 3.15(a)
“Proxy Effective Date”	Section 8.2(c)(i)
“Proxy/Registration Statement”	Section 8.2(a)
“PubCo Board”	Section 2.3(b)
“Regulatory Approvals”	Section 8.1(a)
“Reitler”	Section 11.18(a)
“Rollover Option”	Section 2.3(a)
“Second Level Earn-Out Target”	Section 2.2(j)(v)(B)
“Shareholder Certificates”	Section 2.4(c)
“Shareholder Litigation”	Section 8.9(a)
“SPAC Surviving Entity”	Section 2.2(a)
“Sponsor”	Recitals
“Sponsor Earn-Out Shares”	Section 2.5(d)
“Superior Proposal”	Section 6.3(f)(i)
“Surviving Company”	Section 2.2(a)
“Terminating CGAC Breach”	Section 10.1(g)
“Terminating Company Breach”	Section 10.1(f)
“Third Level Earn-Out Target”	Section 2.2(j)(v)(C)
“Transaction Proposals”	Section 8.2(a)(i)

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“Transmittal Documents”	Section 2.4(c)
“Trust Account”	Section 11.1
“Trust Agreement”	Section 4.13
“Trustee”	Section 4.13

Section 1.3. Construction

(a)            Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) references to “written” or “in writing” include in electronic form; and (xii) a reference to any Person includes such Person’s successors and permitted assigns;

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d)            All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to CGAC) and IFRS (with respect to any Group Company).

(e)            Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Acquisition Merger Effective Time shall be construed to mean the Surviving Company and vice versa.

(f)            Unless the context of this Agreement otherwise requires, references to CGAC with respect to periods following the Initial Merger Effective Time shall be construed to mean the SPAC Surviving Entity and references to the Company with respect to the periods after the Acquisition Merger shall be construed to mean the Surviving Company.

(g)            The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i)            Capitalized terms used in the Exhibits and each Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j)            With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

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(k)            For the avoidance of doubt, none of the obligations, representations, warranties, undertakings, covenants or indemnities expressed to be made or given by (a) the Company under this Agreement shall be deemed as obligations, representations, warranties, undertakings, covenants or indemnities made or given by any Company Shareholder, or (b) CGAC under this Agreement shall be deemed as obligations, representations, warranties, undertakings, covenants or indemnities made or given by the Sponsor or any other shareholder of CGAC.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1. Pre-Closing Actions

(a)           Intentionally Omitted

(b)            Company GDR Deposit Agreement. The Company shall use reasonable best efforts to procure that the GDR Deposit Agreement and GDR Conditions be amended by no later than the Effective Time to provide for: (i) the prohibition on further withdrawals from, or deposits into, the GDR Facility; (ii) the cancellation of the existing GDRs as at the Effective Time; and (iii) the exchange of the Company Ordinary Shares held by the Depositary’s custodian pursuant to the Acquisition Merger for the Pubco Ordinary Shares constituting the Acquisition Merger Consideration in respect of such Company Ordinary Shares and the deposit of such PubCo Ordinary Shares in the ADS Facility in order to allow the Depositary to issue the ADSs representing such PubCo Ordinary Shares to former holders of GDRs that deemed to have elected to deposit their PubCo Ordinary Shares into the ADS Facility as at the Effective Time.

(c)            ADS Deposit Agreement; ADS Registration Statement. Prior to the Effective Time, PubCo shall use reasonable best efforts to enter into the ADS Deposit Agreement with the Depositary to establish the ADS Facility, and PubCo shall direct the Depositary to file with the SEC, and cooperate with the Depositary in filing, a Registration Statement on Form F-6, including any amendments thereto (the “ADS Registration Statement”), registering an aggregate amount of ADSs corresponding to the total number of PubCo Ordinary Shares to be issued pursuant to Section 2.2.

Section 2.2. The Mergers

(a)            Closings; Closing Date. On the terms and subject to the conditions of this Agreement, the consummation of the Initial Merger and closing of the Transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) shall take place electronically by exchange of documents and electronic signatures in accordance with Section 11.9 on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as CGAC and the Company may mutually agree in writing. The closing of the Acquisition Merger (the “Acquisition Closing”, and together with the Initial Closing, the “Closings”) shall occur and become effective immediately after the Initial Closing. The date on which the Closings occur is referred to herein as the “Closing Date”. At the Initial Closing, CGAC shall merge with and into Merger Sub 1, with Merger Sub 1 being the surviving company (the “SPAC Surviving Entity”) in the Initial Merger. In addition, all shares in PubCo existing immediately prior to the Initial Closing shall be canceled at the Initial Closing so that the only shares of PubCo existing immediately following the Initial Closing are the PubCo Ordinary Shares receivable by CGAC Shareholders as the Initial Merger Consideration. At the Acquisition Closing, Merger Sub 2 shall merge with and into the Company with the Company being the surviving company (the “Surviving Company”). On the Closing Date, (i) upon the Initial Closing, CGAC, and Merger Sub 1 shall execute, and CGAC, PubCo and Merger Sub 1 shall cause to be filed with the Cayman Registrar, the Plan of SPAC Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Initial Merger effective (the “Initial Merger Filing Documents”); and (ii) upon the Acquisition Closing, the Company and Merger Sub 2 shall execute, and PubCo, the Company and Merger Sub 2 shall cause to be filed with the Cayman Registrar, the Plan of Acquisition Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Acquisition Merger effective (the “Acquisition Merger Filing Documents” and together with the Initial Merger Filing Documents, the “Merger Filing Documents”). The Initial Merger shall become effective at the time when the Plan of SPAC Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by CGAC, Merger Sub 1 and the Company in writing and specified in the Plan of SPAC Merger (the “Initial Merger Effective Time”). The Acquisition Merger shall become effective at the time when the Plan of Acquisition Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by CGAC, Merger Sub 2 and the Company in writing and specified in the Plan of Acquisition Merger; provided that in all cases the Acquisition Merger shall be considered to occur and become effective immediately after the Initial Merger Effective Time (the “Acquisition Merger Effective Time”).

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(b)            Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Plan of SPAC Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of CGAC and Merger Sub 1 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the SPAC Surviving Entity as the surviving company, which shall include the assumption by the SPAC Surviving Entity of any and all agreements, covenants, duties and obligations of CGAC and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which CGAC or Merger Sub 1 is a party, and the SPAC Surviving Entity shall thereafter exist as a wholly owned subsidiary of PubCo and the separate corporate existence of CGAC shall cease to exist.

(c)            Organizational Documents of the SPAC Surviving Entity. At the Initial Merger Effective Time, the memorandum and articles of association of Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, shall become the memorandum and articles of association of the SPAC Surviving Entity (the “Articles of SPAC Surviving Entity”), until thereafter amended in accordance with the terms thereof and the Cayman Act.

(d)            Directors and Officers of the SPAC Surviving Entity. At the Initial Merger Effective Time, the board of directors and officers of CGAC shall cease to hold office, and the board of directors of the SPAC Surviving Entity and officers of the SPAC Surviving Entity shall be the board of directors and officers of Merger Sub 1, each director and officer to hold office in accordance with the Articles of the SPAC Surviving Entity until they are removed or resign in accordance with the Articles of the SPAC Surviving Entity or until their respective successors are duly elected or appointed and qualified.

(e)           Effect of the Initial Merger on CGAC Securities

(i)            Treatment of CGAC Units. Immediately prior to the Initial Merger Effective Time, without any action on the part of PubCo, CGAC, Merger Sub 1 or the CGAC Shareholders, each CGAC Unit issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be detached and the holder thereof shall be deemed to hold such number of CGAC Class A Ordinary Shares and CGAC Warrants in accordance with the terms of the applicable SPAC Unit.

(ii)            Conversion of CGAC Warrants. At the Initial Merger Effective Time, after giving effect to the forfeiture of CGAC Warrants by Sponsor described in Section 2.5(b), each CGAC Warrant issued and outstanding immediately prior to the Initial Merger Effective Time will, pursuant to the terms of the Warrant Agreement, as amended by the Assignment, Assumption and Amendment Agreement, immediately and automatically represent the right to purchase PubCo Ordinary Shares on the same terms and conditions as are set forth in the Warrant Agreement (each a “PubCo Warrant”). The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.2(ii), including causing the Warrant Agreement to be assigned to PubCo amended to the extent necessary to give effect to this Section 2.2(e)(ii).

(iii)            Conversion of CGAC Ordinary Shares. At the Initial Merger Effective Time, after giving effect to (x) the conversion of all CGAC Class B Ordinary Shares into CGAC Ordinary Shares pursuant to the CGAC Articles of Association and (y) the forfeiture of Sponsor Shares described in Section 2.5 and by virtue of the Initial Merger and without any action on the part of PubCo, CGAC, Merger Sub 1 or the CGAC Shareholders, each CGAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time (but immediately subsequent to the conversion of the CGAC Warrants as set forth in Section 2.2(e)(ii)) (other than CGAC Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Transmittal Documents in accordance with Section 2.4, without interest, one PubCo Ordinary Share. CGAC Shareholders receiving PubCo Ordinary Shares will have the option to deposit their respective PubCo Ordinary Shares to receive PubCo ADSs.

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(iv)           Intentionally Omitted.

(v)            Merger Sub 1 Shares. At the Initial Merger Effective Time, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically convert into one share of SPAC Surviving Entity, which shall constitute the only issued and outstanding shares of SPAC Surviving Entity and be owned by PubCo.

(vi)            CGAC Treasury Shares. Notwithstanding Section 2.2(e)(iii) above or any other provision of this Agreement to the contrary, if there are any CGAC Ordinary Shares that are owned by CGAC as treasury shares or any CGAC Ordinary Shares owned by any direct or indirect Subsidiary of CGAC immediately prior to the Initial Merger Effective Time, at the Initial Merger Effective Time, such CGAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(vii)            CGAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, CGAC Shares that are outstanding immediately prior to the Initial Effective Time and that are held by shareholders of CGAC who shall have demanded properly in writing dissenters’ rights for such CGAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting CGAC Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable Initial Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The CGAC Shares owned by any shareholder of CGAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive the applicable Initial Merger Consideration, without any interest thereon. Prior to the Initial Closing, CGAC shall give the Company prompt notice of any demands for dissenters’ rights received by CGAC and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to control all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of his, her or its rights to dissent from the Initial Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

(viii)            PubCo Shares. At the Initial Merger Effective Time, the PubCo Share that was the only share of PubCo outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for an amount equal to US$0.0000001 and cancelled. Except for the one PubCo Share outstanding prior to the Initial Merger, no additional Equity Securities of PubCo shall be issued at any time prior to the Initial Merger unless otherwise agreed in writing by CGAC and the Company.

(f)            Taking of Necessary Action; Further Action. If, at any time after the Initial Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Entity, as the surviving company in the Initial Merger, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of SPAC Surviving Entity and Merger Sub 1, the officers and directors of SPAC Surviving Entity and Merger Sub 1 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful necessary action, so long and such action is not inconsistent with the Agreement.

(g)            Effect of Acquisition Merger. At and after the Acquisition Merger Effective Time, the Acquisition Merger shall have the effects set forth in this Agreement, the Plan of Acquisition Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and Merger Sub 2 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Surviving Company as the surviving company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub 2 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 2 is a party, and the Surviving Company shall thereafter exist as a wholly owned subsidiary of PubCo and the separate corporate existence of Merger Sub 2 shall cease to exist.

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(h)            Organizational Documents of the Surviving Company. At the Acquisition Merger Effective Time, the memorandum and articles of association of Merger Sub 2, as in effect immediately prior to the Acquisition Merger Effective Time, shall become the memorandum and articles of association of the Surviving Company (the “Articles of the Surviving Company”), until thereafter amended in accordance with the terms thereof and the Cayman Act.

(i)            Directors and Officers of the Surviving Company. At the Acquisition Merger Effective Time, the directors of the Company as of immediately prior to the Acquisition Merger Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Articles of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Acquisition Merger Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Articles of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

(j)            Effect of the Acquisition Merger On Issued Securities of the Company and Merger Sub 2. At the Acquisition Merger Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of the Company or Merger Sub 2:

(i)      Company Shares.

(A)            Each Company Ordinary Share issued and outstanding immediately prior to the Acquisition Merger Effective Time, other than any shares referred to in Section 2.2(j)(ii) and the Dissenting Company Shares shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Transmittal Documents in accordance with Section 2.4, (w) such number or fraction of a newly issued PubCo Ordinary Share that is equal to the Share Exchange Ratio, without interest, subject to rounding pursuant to Section 2.4(i), (x) one Class A CSR for each one whole PubCo Ordinary Share issuable pursuant to Section 2.2(e)(i)(A)(w), (y) one Class B CSR for each one whole PubCo Ordinary Share issuable pursuant to Section 2.2(e)(i)(A)(w) and (z) one Class C CSR for each one whole PubCo Ordinary Share issuable pursuant to Section 2.2(e)(i)(A)(w).

(B)            As of the Acquisition Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Company (other than the rights set forth in Section 2.4(a)).

(ii)            Treasury Shares. If there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Merger Effective Time, such Company Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii)            Dissenting Shares: Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable Acquisition Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Acquisition Merger Consideration, without any interest thereon. Prior to the Acquisition Closing, the Company shall give CGAC prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

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(iv)   Conversion of Merger Sub 2 Share. At the Acquisition Merger Effective Time, each share of Merger Sub 2 that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically convert into one share of the Surviving Company, which shall constitute the only outstanding share of the Surviving Company and be owned by PubCo.

(v)   Company Shareholder Earnout. Pursuant to the terms of the Contingent Share Rights Agreement, in addition to the PubCo Ordinary Shares to be issued pursuant to Section 2.2(j)(i), if, at any time during the period following the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, PubCo shall direct the Rights Agent as follows:

(A)   during any VWAP Measurement Period, the VWAP equals or exceeds $14.00 (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level Earn-Out Target, PubCo shall direct the Rights Agent to deliver 8,000,000 PubCo Ordinary Shares to the holders of Class A CSRs, pro rata in accordance with their relative percentage ownership of Class A CSRs;

(B)   during any VWAP Measurement Period, the VWAP equals or exceeds $16.00 (the “Second Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, PubCo shall direct the Rights Agent to deliver 4,000,000 PubCo Ordinary Shares to the holders of the Class B CSRs, pro rata in accordance with their relative percentage ownership of the Class B CSRs; and

(C)   during any VWAP Measurement Period, the VWAP equals or exceeds $18.00 (the “Third Level Earn-Out Target”), PubCo shall direct the Rights Agent to deliver 3,000,000 PubCo Ordinary Shares to the holders of the Class C CSRs, pro rata in accordance with their relative percentage ownership of the Class C CSRs.

For the avoidance of doubt, holders of the CSRs shall be entitled to receive the applicable Company Shareholder Earnout Shares upon the occurrence of each Earn-Out Target only upon surrender of the applicable class of CSR specified above; provided, that each Earn-Out Target shall only occur once, if at all; provided, further, that, for the sake of clarity, the First Level Earn-Out Target, the Second Level Earn-Out Target and the Third Level Earn-Out Target may be achieved at the same time or over the same overlapping Trading Days.

The Company Shareholder Earnout Shares and the underlying target price for each Earn-Out Target will be adjusted appropriately to reflect any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into PubCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the PubCo Ordinary Shares, occurring on or after the date hereof and prior to the time any such Company Shareholder Earnout Shares are delivered. It is the intent of the parties hereto that such adjustments will be made in order to provide Company Shareholders the same economic effect as contemplated by this Agreement as if no change with respect to the PubCo Ordinary Shares had occurred.

In the event that an Earn-Out Target is not satisfied prior to the fifth (5th) anniversary of the Closing Date, the contingent right and entitlement of holders of CSRs to the applicable Company Shareholder Earnout Shares shall be forfeited and cease to exist.

Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs prior to or at the fifth (5th) anniversary of the Closing Date pursuant to which the shareholders of PubCo have the right to exchange their equity securities of PubCo for cash, securities or other property (or any combination thereof), then, immediately prior to the consummation of such Change of Control (x) any applicable Earn- Out Target that has not been previously satisfied shall be deemed to be satisfied, and (y) holders of CSRs shall be entitled to receive all applicable Company Shareholder Earnout Shares; provided, however, if such Change of Control occurs during the COC Modified Threshold Period and the cash, securities or other property (or any combination thereof) reflects a value per PubCo Ordinary Share (such value per PubCo Ordinary Share being the “Change of Control Price”) that is less than ten dollars ($10), then, immediately prior to the consummation of such Change of Control, (A) only the First Level Earn-Out Target shall be deemed to have been satisfied, and (B) the holders of Class A CSRs shall be entitled to receive only the PubCo Ordinary Shares attributable to the First Level Earn-Out Target. For purposes hereof and Section 2.5, the value of any securities or other property included in the Change of Control Price shall be the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, determined in good faith by the Board of Directors of PubCo (the “PubCo Board”).

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Section 2.3. Treatment of Company Options

(a)   At the Acquisition Merger Effective Time, each Company Option will be assumed by PubCo and converted into an option granted under and subject to the LTIP (a “Rollover Option”) to purchase the number of PubCo Ordinary Shares equal to the product (rounded down to the nearest whole number) of: (x)   the number of Company Shares subject to the Company Option immediately before the Acquisition Merger Effective Time, multiplied by (y) the Share Exchange Ratio, at an exercise price per PubCo Ordinary Share (rounded up to the nearest whole cent) equal to the quotient of: (i) the exercise price per Company Share of the Company Option immediately before the Acquisition Merger Effective Time, divided by (ii) the Share Exchange Ratio; provided that the conversion will occur in a manner intended to comply with: (A)   the requirements of Section 409A of the Code and; (B) in the case of any Rollover Option that is an “incentive stock option,” the requirements of Section 424 of the Code.

(b)   Each Rollover Option will be subject to the same terms and conditions (including as to vesting, expiry and forfeiture provisions) that applied to the corresponding Company Option immediately before the Acquisition Merger Effective Time, except: (i) as provided above in this Section 2.3; or (ii) as to any terms that are rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option), or any other immaterial administrative changes that the PubCo Board (or the compensation committee of the PubCo Board) determines in good faith are appropriate to effect the administration of the Rollover Options.

(c)   At or before the Acquisition Merger Effective Time, the parties and their respective boards of directors, as applicable, will adopt any resolutions and take any actions that are reasonably necessary to effect the treatment of the Company Options pursuant to this Section 2.3 before the Acquisition Closing, the Company will take, or cause to be taken, all other reasonably necessary or appropriate actions under the Long Term Incentive Plan of the Company, under the underlying grant, award or similar agreement to give effect to the provisions of this Section 2.3.

Section 2.4. Surrender of Company Equity Securities and Disbursement of Initial Merger Consideration and Acquisition Merger Consideration

(a)   Prior to the Initial Merger Effective Time, PubCo shall appoint an exchange agent reasonably acceptable to CGAC and the Company (in such capacity, the “Exchange Agent”), for the purpose of exchanging CGAC Ordinary Shares and Company Shares for a number of PubCo Ordinary Shares and CSRs, in accordance with the provisions of this Agreement and the Plan of SPAC Merger and Plan of Acquisition Merger. At or prior to the Initial Merger Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the Initial Merger Consideration and the Acquisition Merger Consideration as calculated in accordance with Section 2.2(e)(iii) and 2.2(j)(i). At or as promptly as practicable following the Initial Merger Effective Time, as the case may be, PubCo shall send, or shall cause the Exchange Agent to send, to each CGAC Shareholder a letter of transmittal for us in such exchange, in a form reasonably acceptable to the Company and CGAC (a “CGAC Letter of Transmittal”) and to each Company Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and CGAC (a “Company Letter of Transmittal”).

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(b)   Notwithstanding any other provision of this Section 2.4, any obligation of PubCo under this Agreement to issue PubCo Ordinary Shares to Company Shareholders and CGAC Shareholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo issuing such PubCo Ordinary Shares to DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each Company Shareholder and CGAC Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Ordinary Shares.

(c)   Each Company Shareholder shall be entitled to receive its portion of the Acquisition Merger Consideration in respect of the Company Shares in the form of PubCo Ordinary Shares and CSRs, as set forth in Section 2.2(j)(i) (excluding any Company Shares described in Section 2.2(j)(ii) or Dissenting Company Shares) as soon as reasonably practicable after the Acquisition Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Shareholder Certificates”) or, in the case of Company Shares not represented by a Company Shareholder Certificate, an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), and (ii) a properly completed and duly executed Company Letter of Transmittal (the documents to be submitted to the Exchange Agent, as applicable, may be referred to herein collectively as the “Company Transmittal Documents”). Until so delivered, each such Company Share shall represent after the Acquisition Merger Effective Time for all purposes only the right to receive such portion of the Acquisition Merger Consideration attributable to such Company Shares.

(d)   Each CGAC Shareholder shall be entitled to receive its portion of the Initial Merger Consideration in respect of the CGAC Shares in the form of PubCo Ordinary Shares, as set forth in Section 2.2(e)(iii) (excluding any CGAC Shares described in Section 2.2(e)(vi) or Section 2.2(e)(vii)) as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such CGAC Shares (“CGAC Shareholder Certificates”) or, in the case of CGAC Shares not represented by a CGAC Shareholder Certificate, an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), and (ii) a properly completed and duly executed CGAC Letter of Transmittal (the documents to be submitted to the Exchange Agent, as applicable, may be referred to herein collectively as the “CGAC Transmittal Documents”). Until so delivered, each such CGAC Share shall represent after the Initial Merger Effective Time for all purposes only the right to receive such portion of the Initial Merger Consideration attributable to such CGAC Shares.

(e)   If any PubCo Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered CGAC Shareholder Certificate or Company Shareholder Certificate, as applicable, is registered immediately prior to the Initial Merger Effective Time or Acquisition Merger Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Articles of Association and in the case of CGAC Shares, the transfer of such CGAC Ordinary Shares shall have been permitted in accordance with the Organizational Documents of CGAC, (ii) the recipient of such PubCo Ordinary Shares, or the Person in whose name such PubCo Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable CGAC Transmittal Documents or Company Transmittal Documents as are reasonably deemed necessary by the Exchange Agent, and (iii) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Share, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)   Notwithstanding anything to the contrary contained herein, in the event that any CGAC Shareholder Certificate or Company Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of such Shareholder Certificate to the Exchange Agent, the Company Shareholder or CGAC Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Company may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any Action that may be taken against PubCo, Surviving Company or the SPAC Surviving Entity with respect to the Company Shares or CGAC Shares, represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 2.4(g) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

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(g)   After the Initial Merger Effective Time, the register of members of the SPAC Surviving Entity shall be closed, and thereafter there shall be no further registration on the register of members of the SPAC Surviving Entity of transfers of CGAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. After the Acquisition Merger Effective Time, the register of members of the Surviving Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to Company Shares or CGAC Ordinary Shares with a record date after the Acquisition Merger Effective Time (in the case of Company Shares) and Initial Merger Effective Time (in the case of CGAC Ordinary Shares) will be paid to the holders of any Company Shares or CGAC Ordinary Shares, as applicable that were issued and outstanding immediately prior to the Initial Merger Effective Time or Acquisition Merger Effective Time, as applicable, until the holders of record of such Company Shares or CGAC Shares, as applicable, shall have provided the applicable Transmittal Documents in accordance with Section 2.4 (c) and Section 2.4 (d). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Acquisition Merger Consideration or Initial Merger Consideration and the amount of any such dividends or other distributions with a record date after the Initial Merger Effective Time or Acquisition Merger Effective Time, as applicable, theretofore paid with respect to such Company Shares or CGAC Ordinary Shares, as applicable.

(h)   All securities issued upon (i) in the case of Company Shares or CGAC Shares represented by Shareholder Certificates, the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) and (ii) in the case of Company Shares or CGAC Shares not represented by a Shareholder Certificate, receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to CGAC Shares or Company Shares, as applicable. Any portion of the Initial Merger Consideration or Acquisition Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a), that remains unclaimed by CGAC Shareholders or Company Shareholders one year after the Acquisition Merger Effective Time shall be returned to PubCo to be held in treasury, upon demand, and any such CGAC Shareholder or Company Shareholder, who has not exchanged its CGAC Shares or Company Shares, as applicable, for the applicable portion of the Initial Merger Consideration or Acquisition Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to PubCo for payment of the portion of the Initial Merger Consideration or Acquisition Merger Consideration, as applicable, in respect of such CGAC Shares or Company Shares, without any interest thereon or any dividends paid with respect thereto. Notwithstanding the foregoing, none of PubCo, SPAC Surviving Entity, the Surviving Company or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)   Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Initial Merger, Acquisition Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares of the applicable class issued to such Person rounded up in the aggregate to the nearest whole PubCo Ordinary Share of such class.

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Section 2.5. Treatment of Sponsor Shares and CGAC Warrants and Certain PubCo Ordinary Shares Held by Sponsor

(a)   Immediately prior to the Initial Merger Effective Time, 5,000,000 Sponsor Shares shall automatically be forfeited and returned to CGAC for cancellation. In addition, immediately prior to the Initial Merger Effective Time, a number of Sponsor Shares not to exceed 1,500,000 (the “Alignment Shares”) will be subject to forfeiture, of which up to 750,000 Alignment Shares will be subject to forfeiture as follows: (I) if the Gross Proceeds are equal to or greater than the Gross Proceeds Cap, none of the Alignment Shares shall be forfeited and such shares shall be exchanged for PubCo Ordinary Shares pursuant to Section 2.2(e)(iii) and retained by Sponsor, (II) if the Gross Proceeds are greater than $0, but less than the Gross Proceeds Cap, (A) Sponsor shall be entitled to retain a number of Alignment Shares (and such shares shall be exchanged for PubCo Ordinary Shares pursuant to Section 2.2(e)(iii)) equal to (x) 1,500,000, multiplied by (y) a fraction the numerator of which shall be the Gross Proceeds and the denominator of which shall be the Gross Proceeds Cap (such product being “Closing Sponsor Alignment Shares”), and (B) if the Closing Sponsor Alignment Shares is less than 750,000, Alignment Shares representing the difference between 750,000 and the Closing Sponsor Alignment Shares shall be forfeited and returned to CGAC for cancellation immediately prior to the Initial Merger Effective Time; and (III) if no Gross Proceeds are raised at Closing, 750,000 of the Alignment Shares shall automatically be forfeited and returned to CGAC for cancellation immediately prior to the Initial Merger Effective Time. The parties hereto intend that any forfeiture and cancellation of Sponsor Shares pursuant to this Section 2.5(a) shall be treated as a non- taxable contribution to capital by Sponsor to CGAC for U.S. federal income tax purposes.

(b)   Immediately prior to the Initial Merger Effective Time, 3,800,000 CGAC Warrants held by Sponsor shall automatically be forfeited and returned to CGAC for cancellation. The parties hereto intend that the forfeiture and cancellation of CGAC Warrants pursuant to this Section 2.5(b) shall be treated as a non- taxable contribution to capital by Sponsor to CGAC for U.S. federal income tax purposes.

(c)   At Closing, Sponsor will deliver in escrow pursuant to Section 2.5(d), the lesser of (i) 750,000 PubCo Ordinary Shares that shall have been issued in exchange for Alignment Shares pursuant to Section 2.2(e)(iii), and (ii) a number of PubCo Ordinary Shares equal to the difference between 1,500,000 and the Closing Sponsor Alignment Shares (such lesser amount the “Alignment Escrow Shares”). At the end of the 180 days following Closing, the Sponsor shall be entitled to PubCo Ordinary Shares that will be released from escrow in the following number and manner: (A) if the aggregate Gross Proceeds representing any and all Post-Closing Financings are greater than the Gross Proceeds Balance (as defined below), then all Alignment Escrow Shares shall be released; (B) if the aggregate Gross Proceeds representing any and all Post-Closing Financings are greater than 0 but less than the Gross Proceeds Balance, then a number of Alignment Escrow Shares equal to the product of (x) the number of Alignment Escrow Shares, multiplied by (y) a fraction the numerator of which shall be the aggregate Gross Proceeds representing aggregate Post-Closing Financings and the denominator of which shall be the Gross Proceeds Balance, shall be released; and (C) if no Gross Proceeds representing any and all Post-Closing Financings are raised, then no Alignment Escrow Shares shall be released. The Escrow Agreement shall provide that the Escrow Agent shall release the Alignment Escrow Shares upon joint written notice from the Sponsor and PubCo stating that all Post-Closing Financings have been consummated and the amount of Alignment Escrow Shares to be released. Following the expiration of such 180-day period after the Closing, any Alignment Escrow Shares that are not to be released to Sponsor hereunder shall be forfeited and cease to exist and the Escrow Agent shall return any such remaining Alignment Escrow Shares to PubCo for cancellation. Notwithstanding anything to the contrary, if at any time during the 180 days following Closing, the aggregate Gross Proceeds representing any and all Post-Closing Financings are equal to or greater than the Gross Proceeds Balance, then the parties will use reasonable best efforts to release all the Escrow Alignment Shares to the Sponsor promptly after the time of the last Post-Closing Financing that resulted in the Gross Proceeds Balance being met or exceeded. “Gross Proceeds Balance” means the lesser of (i) $25,000,000 and (ii) the difference between the Gross Proceeds Cap less the Gross Proceeds on the Closing Date.

(d)   Immediately after the Initial Merger Effective Time, Sponsor will deliver the Alignment Escrow Shares and an aggregate of 2,000,000 additional PubCo Ordinary Shares (“Sponsor Earn-Out Shares”) issued to the Sponsor in the Initial Merger to the Escrow Agent (as defined below) and such Alignment Escrow Shares and Sponsor Earn-Out Shares will be released to Sponsor and/or forfeited and returned to PubCo for cancellation as described below. The Alignment Escrow Shares and Sponsor Earn-Out Shares shall be held in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of that certain escrow agreement (the “Escrow Agreement”) to be entered into at the Initial Closing by and among Sponsor, PubCo and The Bank of New York Mellon or an Affiliate thereof or such other escrow agent as may be mutually agreed among the parties hereto (the “Escrow Agent”).

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At any time during the period of five (5) years following the date hereof, Sponsor will be entitled to the release from the Escrow Account up to all of the Sponsor Earn-Out Shares as follows: (I) during any VWAP Measurement Period, if the VWAP equals or exceeds First Level Earn-Out Target, 666,667 of such Sponsor Earn-Out Shares shall be released and delivered to Sponsor, (II) during any VWAP Measurement Period, if the VWAP equals or exceeds Second Level Earn-Out Target, an additional 666,667 of such Sponsor Earn-Out Shares shall be released and delivered to Sponsor and (III) during any VWAP Measurement Period, if the VWAP equals or exceeds Third Level Earn-Out Target, an additional 666,666 of such Sponsor Earn-Out Shares shall be released and delivered to Sponsor. For the avoidance of doubt, Sponsor shall be entitled to receive the Sponsor Earn-out Shares upon the occurrence of each Earn-Out Target; provided, that each Earn-Out Target shall only occur once, if at all; provided, further, that, for the sake of clarity, the First Level Earn-Out Target, the Second Level Earn-Out Target and the Third Level Earn-Out Target may be achieved at the same time or over the same overlapping Trading Days. The Escrow Agreement shall provide that the Escrow Agent shall release the Sponsor Earn-Out Shares upon joint written notice from the Sponsor and PubCo stating that the applicable Earn-Out Target(s) have been satisfied.

The Alignment Escrow Shares and the Sponsor Earn-Out Shares and the underlying target price for each Earn-Out Target will be adjusted appropriately to reflect any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible in PubCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the PubCo Ordinary Shares, occurring on or after the date hereof and prior to the time any such Alignment Escrow Shares and Sponsor Earn-Out Shares are released. It is the intent of the parties hereto that such adjustments will be made in order to provide Sponsor the same economic effect as contemplated by this Agreement as if no change with respect to the PubCo Ordinary Shares had occurred.

In the event that an Earn-Out Target is not satisfied prior to the fifth (5th) anniversary of the Closing Date, the right and entitlement of Sponsor to the applicable Sponsor Earn-Out Shares shall be forfeited and cease to exist and the Escrow Agent shall return any such Sponsor Earn-out Shares to PubCo for cancellation.

Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs prior to or at the fifth (5th) anniversary of the Closing Date pursuant to which the shareholders of PubCo have the right to exchange their equity securities of PubCo for cash, securities or other property (or any combination thereof), then, immediately prior to the consummation of such Change of Control (x) any applicable Earn- Out Target that has not been previously satisfied shall be deemed to be satisfied, and (y) Sponsor shall be entitled to receive all applicable Sponsor Earn-Out Shares; provided, however, if such Change of Control occurs during the COC Modified Threshold Period and the cash, securities or other property (or any combination thereof) reflects a Change of Control Price that is less than ten dollars ($10), then, immediately prior to the consummation of such Change of Control, (A) only the First Level Earn-Out Target shall be deemed to have been satisfied and (B) the Sponsor shall be entitled to receive only the PubCo Ordinary Shares attributable to the First Level Earn-Out Target.

The parties hereto acknowledge and agree that the Sponsor may make an election under Section 83(b) of the Code with respect to Alignment Escrow Shares and the Sponsor Earn-Out Shares, reflecting an income inclusion of $0.00, and, whether or not any such election is made, agree not to take any compensation deduction for U.S. federal (or relevant state or local) income tax purposes with respect to the Sponsor Earn- Out Shares. The parties intend that any forfeiture and cancellation of Alignment Escrow Shares and Sponsor Earn-Out Shares pursuant to this 2.5(d) shall be treated as a non-taxable contribution to capital by Sponsor to PubCo for U.S. federal income tax purposes.

Notwithstanding anything in this Agreement to the contrary, the Sponsor hereby agrees that, with respect to any Alignment Escrow Shares and Sponsor Earn-Out Shares that remain deposited in the Escrow Account (“Escrowed Shares”), it (i) hereby waives any voting rights, dividends and distributions in respect thereof, and (ii) will irrevocably authorize and empower the Escrow Agent to vote such Escrowed Shares on behalf of the Sponsor in a manner such that all Escrowed Shares will be deemed to vote in the same proportion as PubCo Ordinary Shares other than Sponsor Earn-Out shares; provided, however, that in each case such waivers and requirement to vote such Escrowed Shares shall automatically terminate and be of no further force or effect with respect to each applicable portion of the Escrowed Shares immediately upon the occurrence of the Earn-Out Target for such portion of the Escrowed Shares.

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Section 2.6. Withholding. Each of the Surviving Company, the Acquisition Entities, and the SPAC Surviving Entity (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, the Surviving Company, the Acquisition Entities or SPAC Surviving Entity (or their Affiliates or Representatives) shall use reasonable best efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Company, the Acquisition Entities or the SPAC Surviving Entity (or their Affiliates or Representatives), as applicable, shall use reasonable best efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Company, the Acquisition Entities or the SPAC Surviving Entity (or their Affiliates or Representatives), as the case may be, and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to CGAC by the Company on the date of execution of the Original BCA (the “Original BCA Date”) (the “Company Disclosure Letter”) and (ii) as otherwise disclosed by the Company in the Public Filings (excluding any disclosures in any risk factors section that do not constitute statements of fact, it being acknowledged that nothing disclosed in such Public Filings will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.7), the Company represents and warrants to CGAC that as of the Original BCA Date (and, as provided in Sections 3.4 and 3.5, as of the date of this Agreement):

Section 3.1. Organization, Good Standing and Qualification. Each Group Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted. Each Group Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of organization) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of organization), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. As of the Original BCA Date, the Organizational Documents of the Company, as in effect as of the Original BCA Date and as previously made available by or on behalf of the Company to CGAC, are true and correct.

Section 3.2. Capitalization and Voting Rights

(a)	The Group Companies.

(i)   With respect to the share capital of the Company as of the Original BCA Date, Section 3.2(a)(i) of the Company Disclosure Letter sets forth, as of the Original BCA Date, the authorized and issued Company Shares and Company Options, in each case, by type, class and series, as applicable.

(ii)   All Company Shares that are issued and outstanding (A) have been duly authorized and have been validly issued and are fully paid, (B) were issued in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any preemptive rights or Contract.

(b)   No Other Securities. Except as set forth in Section 3.2(b)(i) of the Company Disclosure Letter, as of the Original BCA Date, (i) there are no authorized, outstanding or issued Equity Securities of the Company, (ii) the Company is not obligated to issue, sell or transfer any of its Equity Securities, (iii) the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of the Company, (iv) the Company has not granted any registration rights or information rights to any other Person, is not obliged to list any of its Equity Securities on any securities exchange and (v) there are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the Equity Securities of the Company. Section 3.2(b)(ii) of the Company Disclosure Letter sets forth a complete list, as of the Original BCA Date, of all Company Options, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires.

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Section 3.3. Corporate Structure; Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the Original BCA Date, the organizational chart of the Group Companies (“Organization Chart”). Other than in connection with obligations to make contingent payments for mergers and acquisitions disclosed in the Company Financial Statements, as of the Original BCA Date: (a) none of the Group Companies, directly or indirectly, owns any controlling voting interest in any other corporation, partnership, joint venture, limited liability company, association or other business entity other than the Subsidiaries of the Group Companies, and (b) none of the Group Companies is obligated to make any investment in, acquire any Equity Security of, make any capital contribution to, or on behalf of, any other Person. Except for Equity Securities of joint ventures reflected in the Organizational Chart, all of the outstanding Equity Securities of each Subsidiary of the Company, as of the Original BCA Date, are owned by the Company or another Subsidiary of the Company and have been validly and duly authorized, fully paid, nonassessable and free of any Liens, other than those imposed by such Subsidiary’s Organizational Documents or as would not be material to the Group Companies, taken as a whole.

Section 3.4. Authorization. As of the Original BCA Date, the Company had, and as of the date of this Agreement the Company has, all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to consummation of the Domestication and receipt of the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Cayman Act. Except for receipt of the Company Shareholder Approval and the completion of the Domestication, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval) have been taken prior to the execution and delivery of this Agreement, subject to the filing of the Acquisition Merger Filing Documents. This Agreement and the other Transaction Documents to which the Company is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.5. Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) as otherwise set forth in Section 3.5(i) of the Company Disclosure Letter, (b) for the Company Shareholder Approval, (c) for the filing of any other notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder, (d) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (e) for the filings or notifications required in connection with the Domestication, and issuance of new Company Shares to holders of beneficial interests in GDRs held by the NSD in exchange for such beneficial interests, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.5(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is or will be a party does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (e) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration or cancellation under (A) any Governmental Order, (B) any provision of the Organizational Documents of any other Group Company, each as currently in effect, (C) any applicable Law or (D) any Material Contract, other than any restrictions under federal or state securities laws, this Agreement, the Company’s Organizational Documents and Permitted Encumbrances, except in the case of sub-clauses (A), (B), (C), and (D), as would not have a Company Material Adverse Effect.

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Section 3.6. Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.6 of the Company Disclosure Letter:

(a)   Except for compliance with Tax Laws, Intellectual Property Laws, Privacy Laws, Laws related to labor and employee matters, Environmental Laws and Anti-Money Laundering Laws (as to which certain representations and warranties are made pursuant to Section 3.7, Section 3.14, Section 3.15, Section 3.16, Section 3.19 and Section 3.22, respectively) and except as would not have a Company Material Adverse Effect, (i) the Group Companies are, and have been since March 31, 2022, in compliance with all applicable Law, and (ii) to the Knowledge of the Company, none of the Group Companies is under investigation with respect to a violation of any applicable Law.

(b)   Between March 31, 2022 and the Original BCA Date, none of the Group Companies has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to any of the Group Companies, or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Group Companies, which revocation, suspension, compliance or remedial actions (or the failure of the Group Companies to undertake them) would have a Company Material Adverse Effect.

(c)   For the three (3) years prior to the Original BCA Date, none of the Group Companies has been the subject of any proceedings, demands, inquiries, hearings or, to the Knowledge of the Company, investigations relating to applicable Anticorruption Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, hearing or investigation has been threatened in writing.

(d)   For the three (3) years prior to the Original BCA Date, none of the Group Companies nor any of their respective directors or officers, nor to the Knowledge of the Company, any employees, agents or any other Persons acting for or on behalf of any of the Group Companies has (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Group Companies (collectively, “Anticorruption Laws”), (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in their official capacity, (B) inducing a Government Official to do or omit to do any act in relation to their lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting any of the Group Companies, or any agent or any other Person acting for or on behalf of any of any Group Company, in obtaining or retaining business for or with, or in directing business to, any Person, or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any applicable Anticorruption Law.

(e)   For the three (3) years prior to the Original BCA Date, none of the Group Companies nor any of their respective directors or officers, nor to the Knowledge of the Company, any employees, agents or any other Persons acting for or on behalf of any Group Companies has been found by a Governmental Authority to have violated any Anticorruption Laws or has been subject to any indictment or any government investigation with respect to any Anticorruption Laws. For the past three (3) years, the Group Companies have implemented and maintained written policies and procedures reasonably designed to ensure compliance by each Group Company and its directors, officers, employees, consultants, agents representatives or any other person acting for or on behalf of the Group Company in the course of their respective duties with Anticorruption Laws and Sanctions.

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(f)   None of the Group Companies nor any of their respective directors, commissioners, or officers, nor to the Knowledge of the Company, any employees, agents or any other Person acting for or on behalf of any of the Group Companies, is or has been in the three (3) years prior to the Original BCA Date a Prohibited Person. None of the Group Companies has in the three (3) years prior to the Original BCA Date directly or knowingly indirectly conducted or agreed to conduct any business, or directly or knowingly indirectly entered into or agreed to enter into any transaction with a Prohibited Person, in violation of Sanctions.

(g)   Each of the Group Companies has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”).

(h)   In the three (3) years prior to the Original BCA Date, the Group Companies and their respective directors and officers, and to the Knowledge of the Company, employees and any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, have been in compliance with all applicable Customs and International Trade Laws. In the three (3) years prior to the Original BCA Date, the Group Companies in all material respects, (i) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, or revocation of a Customs and International Trade Authorization, or debarment or denial of future Customs and International Trade Authorizations in connection with any violation of any applicable Customs and International Trade Laws, and (ii) have not received any actual or threatened claims or requests in writing for information by a Governmental Authority with respect to Customs and International Trade Authorizations and compliance with applicable Customs and International Trade Laws and have not made any disclosures to any Governmental Authority with respect to any noncompliance with any applicable Customs and International Trade Laws.

(i)   In the three (3) years prior to the Original BCA Date, the Group Companies and their respective directors and officers, and to the Knowledge of the Company, their employees and any other Persons acting on their behalf, in each case in connection with the operation of the business of the Group Companies, have been in compliance with any applicable Sanctions. In the past three years, to the Knowledge of the Company (i) no Governmental Authority has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or employees or any other Persons acting on their behalf, in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no claims, actual or threatened in writing, or requests for information by a Governmental Authority received by a Group Company with respect to the Group Companies’ compliance with applicable Sanctions, and (iii) no disclosures have been made to any Governmental Authority with respect to any actual or potential noncompliance with applicable Sanctions. As of the Initial Merger Effective Time, the Group Companies will have in place and have adopted policies and procedures reasonably designed to promote compliance with applicable Sanctions.

Section 3.7. Tax Matters. Except as disclosed in Section 3.7 of the Company Disclosure Letter:

(a)   All material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been or will be paid in a timely fashion whether or not shown as due and payable on any Tax Return, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS. Each Group Company has timely and properly withheld and paid to the applicable Tax authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

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(b)   No material deficiencies for any Taxes of a Group Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding with respect to any material Tax Returns or material Taxes of a Group Company has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding. No Group Company has agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Tax authority). No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax authority) within which to file any material Tax Return. No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (excluding, for the avoidance of doubt, any action, fact or circumstance contemplated under this Agreement or other Transaction Documents).

Section 3.8. Financial Statements; Public Filings

(a)   The Company Financial Statements and the 2022 Management Accounts (i) have been prepared from, and will be in accordance in all material respects, with, the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) (A) in the case of the Company Financial Statements, were prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (B) in the case of the 2022 Management Accounts, have been prepared applying and adopting policies, principles and procedures consistent with those employed in preparing the Company Financial Statements, and as such, exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount, and (iii) give a true and fair view of the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated.

(b)   Since March 1, 2022, the Company has published all regulatory announcements required to be published by it on the UK Regulatory Information Service. As of their respective dates, or, if amended or supplemented, as of the date of the last such amendment or supplement, the Public Filings complied in all material respects with the requirements of the UK Regulatory Information Service, and none of the Public Filings at the time it was published (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any misleading, false or deceptive information or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, false or deceptive.

(c)   The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing asset at reasonable intervals and appropriate action is taken with respect to any differences.

(d)   Since January 1, 2020, the Company Board has not been made aware in writing of (i) any fraud that involves the Company’s management with respect to the preparation of financial statements or the internal accounting controls utilized by the Company, or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law.

Section 3.9. Absence of Changes. Except as set forth in Section 3.9 of the Company Disclosure Letter, since September 30, 2022 (“Interim Balance Sheet Date”), (a) to the Original BCA Date the Group Companies have operated their business in the Ordinary Course in all material respects, and (b) there has not been any Company Material Adverse Effect.

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Section 3.10. Actions. Except as set forth in Section 3.10 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting any of the Group Companies, and (b) there is no judgment or award unsatisfied against any of the Group Companies, nor is there any Governmental Order in effect and binding on any of the Group Companies or their respective assets or properties. No representation or warranty is made under this Section 3.10 with respect to Taxes, Intellectual Property, privacy and cybersecurity, labor and employee matters, environmental matters and Anti-Money Laundering Laws which are covered exclusively by Section 3.7, Section 3.14, Section 3.15, Section 3.16, Section 3.19 and Section 3.22, respectively

Section 3.11. Liabilities. Except as and to the extent reflected on the Company Financials, none of the Group Companies has any Liabilities required to be reflected on a balance sheet prepared in accordance with IFRS, except for Liabilities (a) that are Liabilities incurred since Interim Balance Sheet Date in the Ordinary Course, (b) that are executory obligations under any Contract to which any of the Group Companies is a party or by which it is bound, (c) set forth in Section 3.11 of the Company Disclosure Letter, (d) arising in connection with the incurrence of Permitted Refinancing Indebtedness, or Permitted Indebtedness, (e) arising under this Agreement or other Transaction Documents, or (f) which would not have a Company Material Adverse Effect.

Section 3.12. Commitments

(a)   Section 3.12(a) of the Company Disclosure Letter contains a complete list of all Material Contracts as of the Original BCA Date.

(b)   Except as would not have a Company Material Adverse Effect (i) each Material Contract listed on Section 3.12(a) of the Company Disclosure Letter is a valid and binding agreement of the relevant Group Company as of the Original BCA Date, and each such Material Contract is in full force and effect and enforceable against the relevant Group Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except (A) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, and (ii) no breach or default, alleged breach or alleged default, or Event which would (with the passage of time, notice or both) constitute a breach or default under a Material Contract by a Group Company, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred.

Section 3.13. Title; Properties

(a)   Each of the Group Companies has good and marketable title to all of the material assets (other than Intellectual Property which in each case is addressed in Section 3.14) owned by it, whether tangible or intangible, and in each case free and clear of all Security Interests, other than Permitted Encumbrances and liens specifically identified on the consolidated balance sheet of the Group Companies as of the Interim Balance Sheet Date.

(b)   The Group Companies have good and marketable title to, or have valid leasehold interests (including tenancies) (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $1,000,000 (or its equivalent in any other currency) on an annual basis, a “Company Material Lease”) or otherwise use, all real property occupied by the Group Companies, in each case, free and clear of all liens, encumbrances, claims and defects and imperfections of title except as set forth in Section 3.13(b) of the Company Disclosure Letter. To the Knowledge of the Company, no Event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Group Company or any other party under any of the Company Leases and to the Knowledge of the Company, no Group Company has received written notice of any such Event.

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Section 3.14. Intellectual Property Rights

(a)   Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of all of the following Intellectual Property that is owned or registered by or filed in the name of, and material to, any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and mask works and pending applications for registration of Copyrights and mask works; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”). Except as provided in Section 3.14(a) of the Company Disclosure Letter, all of the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. None of the Owned Intellectual Property material or necessary to the operation of the business or perform under any Material Contract of any of the Group Companies has been adjudged invalid or unenforceable in whole or material part. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, all necessary registration, maintenance, renewal, and other relevant filing fees due through the Original BCA Date have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property that is material or necessary to the operation of the business or to perform under any Material Contract of any of the Group Companies.

(b)   Except as set forth in Section 3.14(b) of the Company Disclosure Letter, the Group Companies are the sole owners of all right, title and interest in and to all material Owned Intellectual Property and have a license, sublicense or otherwise possesses valid rights to use, license, sublicense, resell and commercialize (as currently used, licensed, sublicensed, resold and commercialized by the Group Companies) all other material Licensed Intellectual Property, in each case, free and clear of all liens (other than Permitted Encumbrances). To the Knowledge of the Company, the Owned Intellectual Property, the Licensed Intellectual Property, and any other Intellectual Property to which the Group Companies have a valid right to use, when used within the scope of the applicable Contracts under which any of the Group Companies obtains the right to use, or a covenant not to be sued under, any material Intellectual Property from any third party, comprise all of the Intellectual Property necessary for, or used or held for use in, the conduct of each Group Company’s business as currently conducted in all material respects. Except as set forth in Section 3.14(b) of the Company Disclosure Letter, to the Knowledge of the Company, all Licensed Intellectual Property used by each Group Company is duly licensed and used within the scope of its licenses in all material respects.

(c)   Except as set forth in Section 3.14(c)(i) of the Company Disclosure Letter, to the Knowledge of the Company, the Owned Intellectual Property and the conduct of the businesses of the Group Companies, including the marketing, licensing and sale of any products and services by any of the Group Companies, has not in the past three years infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. Except as set forth in Section 3.14(c)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, in the past three years, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property in any material respect, and no such claims have been made in writing against any third party by any of the Group Companies.

(d)   Except as set forth in Section 3.14(d) of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies, and no Group Company has in the past three years received any written notice from any Person pursuant to which any Person is (i) alleging that any Group Company or the conduct of the business of any of the Group Companies, including the marketing, licensing and sale of any products and services by any of the Group Companies, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party, or (ii) contesting the scope, use, ownership, validity or enforceability of any of the material Owned Intellectual Property. None of the material Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property in any material respect.

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(e)   Except as set forth in Section 3.14(e) of the Company Disclosure Letter, to the Knowledge of the Company no past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). To the Knowledge of the Company, each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement (or has similar obligations pursuant to Law), pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured material breach by any such Person with respect to its obligation to assign material Intellectual Property to any Group Company.

(f)   Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Intellectual Property (i) the value of which to any Group Company is contingent upon maintaining the confidentiality thereof, or (ii) it must maintain the confidentiality thereof pursuant to any Contract or applicable Law (collectively, the “Confidential Intellectual Property”). To the Knowledge of the Company, there has been no release, disclosure, publication or other dissemination of Confidential Intellectual Property except as permitted under a Contract or applicable Law.

(g)   Except as disclosed in Section 3.14(g) of the Company Disclosure Letter, to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority has been or is being used to develop or create, in whole or in part, any material Owned Intellectual Property.

(h)   Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code for the Software included in the Owned Intellectual Property (“Group Company Software”). Except as disclosed on Section 3.14(h) of the Company Disclosure Letter, no source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not or was not, as of the date of such delivery, an employee or contractor of a Group Company (or a Person acting for or on behalf of a Group Company) subject to confidentiality obligations in a Contract (or similar obligations pursuant to law) to the Group Company with respect to such source code (a “Permitted Person”). Except as disclosed on Section 3.14(h) of the Company Disclosure Letter, the Group Company Software constitute original works compiled or prepared by service providers duly contracted to develop such services and/or by employees of the Group Companies within the scope of their employment, the right, title and interest (including copyright to such Software) being vested in the Group Companies. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Group Company Software to any escrow agent or other Person (other than a Permitted Person). To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that would (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, in each case in any material respect.

(i)   Except as disclosed in Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company, the Group Companies own, or have valid rights to access and use all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, data, databases, websites and all other information technology equipment used by any Group Company as currently accessed, used, resold and commercialized by the Group Companies in all material respects (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted, including as to capacity, number of license seats for any Software, and are in sufficiently good working condition to effectively perform all information technology operations in all material respects. The Group Companies have taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the Company IT Systems (and information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable procedures relating to (i) cybersecurity, (ii) data backup, (iii) disaster avoidance and recovery, and (iv) business continuity. The Group Companies have taken commercially reasonable actions to test the foregoing procedures on a periodic basis. In the past three (3) years, there have been no unauthorized intrusions, failures, material breakdowns, or other adverse events affecting any Company IT Systems that have caused any substantial disruption of or material interruption in or to any Group Company’s use of such Company IT Systems.

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(j)   Except as disclosed in Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software or any other Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any portion of any material proprietary Group Company Software source code or that would otherwise transfer the rights of ownership in any material Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies.

Section 3.15. Privacy and Cybersecurity

(a)   Except as disclosed on Section 3.15(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have in the past three years materially complied with (i) all applicable Privacy Laws, (ii) all of such Group Company’s binding and applicable policies and notices regarding the Processing of Personal Information, and (iii) all of such Group Company’s applicable contractual obligations with respect to cybersecurity and the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (the items referred to in clauses (i) through (iv), collectively “Privacy and Cybersecurity Requirements”). Except as disclosed on Section 3.15(a) of the Company Disclosure Letter, none of the Group Companies have in the past three years (a) received any written notice of (including from individuals exercising their rights under Privacy Laws), or claims of (including written notice from third parties acting on its or their behalf),a violation of any Privacy and Cybersecurity Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (b) been subject to any notices or requests from any Governmental Authority in relation to their data Processing activities, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (c) been subject to any written notice, threatened investigation, investigation or charge from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Privacy and Cybersecurity Requirements, nor, to the Knowledge of the Company, has any Person initiated or pursued any Action relating to actual or alleged non-compliance by any Group Company with respect to Privacy and Cybersecurity Requirements.

(b)   Except as disclosed in Section 3.15(b) of the Company Disclosure Letter, each of the Group Companies has implemented and maintained commercially reasonable physical, technical, organizational and administrative safeguards designed to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure.

(c)   Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, to the Knowledge of the Company there have been no material breaches, security incidents, misuse of or unauthorized access to, or unauthorized use, transfer, disclosure, corruption, destruction or loss of, any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by or on behalf of any of the Group Companies. In the past three years, none of the Group Companies have provided or been legally or contractually required to provide any notices (i) to any Person in connection with any material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information, or (ii) to any Government Authority or any individual whose Personal Information was affected, in connection with any breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information. Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

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Section 3.16. Labor and Employee Matters

(a)   Except as disclosed in Section 3.16(a) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) each Group Company has complied with all applicable Law related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, benefits, recruitment, retrenchment, retirement, minimum employment and retirement age, social welfare, equal opportunity, discrimination, worker classification, occupational health and safety, statutory regular health check, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization and collective bargaining, trade union, employment agreements, compulsory employment insurance, internal labor rules, company regulations, labor discipline, foreign employees, work and residence permits, public holiday and leaves, labor contracts, labor disputes, statutory labor or employment reporting and filing obligations and contracting arrangements, (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Action relating to the violation of any applicable Law by any Group Company related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, commissioners, officers, consultants or contractors with any Governmental Authority or any Group Company, and (iii) the Group Companies have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime, and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to any of the Group Companies in accordance with such classifications.

(b)   With respect to each material Benefit Plan, the Company has made available to CGAC, to the extent applicable, true, complete and correct copies of (A) such Benefit Plan, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles (or, if not written, a written summary of such Benefit Plan’s material terms) and (B) the most recent summary plan description, including any summary of material modifications.

(c)   Except as disclosed in Section 3.16(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) each of the Benefit Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable Law, and all contributions to, and payments for each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any such Liability to any of the Group Companies under such Benefit Plan, (ii) there are no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions, (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is reasonably contemplated or under consideration, and (iv) each Group Company is in compliance with all applicable Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law and Contracts.

(d)   Neither the execution of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) will (i) result in any material payment becoming due to any Company employees or any current or former director, officer, employee, independent contractor or consultant of any Group Company; (ii) materially increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans, (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iv) result in any payments or benefits that, individually or in combination with any other payment, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(e)   Except as disclosed in Section 3.16(e) of the Company Disclosure Letter or as would not result in a Company Material Adverse Effect, as of the Original BCA Date (i) no employee of any Group Company is represented by a Union, (ii) no Group Company is a party to any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, (A) there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of any of the Group Companies, and (B) there has been no such effort in the past five years, and (iv) there are no work slowdowns, lockouts, stoppages, picketing or strikes pending, or to the Knowledge of the Company, threatened against any of the Group Companies. No notice, consent or consultation obligations with respect to any employee of any of the Group Companies or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

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Section 3.17. Brokers

Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any of the Group Companies.

Section 3.18. Proxy/Registration Statement. The information relating to the Group Companies and supplied by the Group Companies in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) each time the Proxy/Registration Statement is confidentially submitted to, or filed with, the SEC, (b) the time the Proxy/Registration Statement is declared effective, (c) the time the Proxy/ Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the CGAC Shareholders, and (d) the time of the CGAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.19. Environmental Matters

(a)   Except as disclosed in Section 3.19(a) of the Company Disclosure Letter or as would not result in a Company Material Adverse Effect (i) the Group Companies are, and have been, for the past three (3) years, in compliance with all Environmental Laws and have obtained and maintain all Environmental Licenses, (ii) no Action is pending or, to the Knowledge of the Company, threatened to revoke, terminate, or suspend any Environmental License, (iii) there is no Action and, to the Knowledge of the Company, there are no existing facts or circumstances that could be expected to result in any Environmental License being revoked or modified, (iv) no Group Company is party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings directly related to Environmental Laws, and (v) to the Knowledge of the Company, no portion of any property currently owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and Environmental Licenses.

(b)   Section 3.19(b) of the Company Disclosure Letter contains a true and correct list of all the material Environmental Licenses required for the Companies to conduct their respective businesses as they are currently being conducted and all such Environmental Licenses are valid and in full force and effect or, if applicable, a request or renewal application has been filed in a timely manner and is pending approval by the relevant Governmental Authority.

Section 3.20. Insurance. As of the Original BCA Date, each of the Group Companies have material policies of property, fire and casualty, workers’ compensation and other forms of insurance in place covering such risks and in such amounts of coverage as the Company deems to be reasonable and appropriate for Persons conducting business in the industries and geographies in which the Group Companies operate. All such policies are in full force and effect, all premiums due and payable thereon as of the Original BCA Date have been paid in full as of the Original BCA Date, except as would not result in a Company Material Adverse Effect.

Section 3.21. Company Related Parties. Except as set forth in Section 3.21 of the Company Disclosure Letter, (a) the Company has not engaged in any transactions with Company Related Parties that would be required to be disclosed in the Proxy/Registration Statement, and (b) there are no transactions or Contracts in effect between a Group Company and its Company Related Parties as of the Original BCA Date.

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Section 3.22. Anti-Money Laundering. The operations of each of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.23. Critical Technologies. None of the Group Companies produces, designs, tests, manufactures, fabricates, or develops in the United States any “critical technologies,” as defined in 31 C.F.R.

Section 3.24. Investigation. Notwithstanding anything contained in this Agreement, each of the Group Companies has made its own investigation of CGAC and neither CGAC nor any of its equityholders, partners, members and Representatives, including the Sponsor, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by CGAC in Article IV.

Section 3.25. Company Board Approval. The Company Board has unanimously approved and declared advisable the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions to which the Company is a party and recommended that the Company Shareholders vote in favor of the adoption of this Agreement and the consummation of the Transactions to which the Company is a party (such recommendation, the “Company Recommendation”) (provided that, for the avoidance of doubt, any Adverse Recommendation Change by the Company Board in accordance with Section 6.3(d) shall not be a breach of the representation or warranty in this sentence).

Section 3.26. No Other Representations. Except for the representations and warranties expressly made by the Company in this Article III (as modified by the Company Disclosure Letter) or as expressly set forth in a Transaction Document, no Group Company nor any other Person on its behalf makes any express representation or warranty with respect to any of the Group Companies, the Company Shareholders, the Company Shares, the business of the Group Companies, or the transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Group Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article III (as modified by the Company Disclosure Letter) or in a Transaction Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to CGAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to CGAC or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Group Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CGAC

Except as set forth in (i) the CGAC SEC Filings (excluding any disclosures in any risk factors section and in any “forward looking statements” disclaimer, that do not constitute statements of fact, it being acknowledged that nothing disclosed in such CGAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 or Section 4.13), or (ii) the disclosure letter delivered to the Company by CGAC on the Original BCA Date (the “CGAC Disclosure Letter”), CGAC represents and warrants to the Company the following as of the Original BCA Date (and, as provided in Sections 4.4 and 4.5, as of the date of this Agreement).

Section 4.1. Organization, Good Standing, Corporate Power and Qualification

CGAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. CGAC is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a CGAC Material Adverse Effect. As of the Original BCA Date, the CGAC Articles of Association as previously made available by or on behalf of CGAC to the Company is true and correct.

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Section 4.2. Capitalization and Voting Rights

(a)   Capitalization of CGAC.

(i)   The authorized share capital of CGAC consists of (i) 300,000,000 CGAC Class A Ordinary Shares, par value US$0.0001 per share, (ii) 30,000,000 CGAC Class B Ordinary Shares, par value US$0.0001 per share, and (iii) 1,000,000 preference shares, par value US$0.0001 per share. Section 4.2(a)(i) of the CGAC Disclosure Letter sets forth, as of the Original BCA Date, the following (i) outstanding Equity Securities of CGAC, by type, class and series, as applicable and (ii) warrants and other Equity Securities purchase rights, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights. No CGAC Preference Shares are outstanding. Each CGAC Warrant is exercisable for one CGAC Class A Ordinary Share at an exercise price of $11.50. The Sponsor owns 7,600,000 of CGAC Warrants.

(ii)   All CGAC Securities that are issued and outstanding (A) have been duly authorized and have been validly issued and are fully paid, (B) were issued in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any preemptive rights or Contract.

(b)   No Other Securities. Except as set forth in Section 4.2(a)(i) of the CGAC Disclosure Letter, (i) there are no authorized, outstanding or issued Equity Securities of CGAC, (ii) CGAC is not obligated to issue, sell or transfer any Equity Securities of CGAC, (iii) other than the CGAC Articles of Association, CGAC is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of CGAC, (iv) CGAC has not granted any registration rights or information rights to any other Person, nor, upon consummation of the Business Combination, will CGAC be obligated to list any of its Equity Securities on any securities exchange, (v) there are no phantom shares and there are no voting or similar agreements entered into by CGAC which relate to the share capital, registered capital or charter capital of CGAC and (v) CGAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the CGAC Shareholders on any matter or any agreements to issue such bonds, debentures, notes or other obligations. CGAC does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture, limited liability company, association or other business entity.

Section 4.3. Corporate Structure; Subsidiaries. CGAC is not obligated to make any investment in, acquire any Equity Security of, make any capital contribution to, or on behalf of, any other Person.

Section 4.4. Authorization. As of the Original BCA date CGAC had, and as of the date of this Agreement CGAC has, all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of CGAC Shareholders’ Approval. All corporate actions on the part of CGAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval) have been taken prior to the execution and delivery of this Agreement, subject to (a) obtaining CGAC Shareholders’ Approval, and (b) the filing of the Merger Filing Documents. This Agreement and the other Transaction Document to which CGAC is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of CGAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The only vote of holders of any class or series of shares of CGAC that will be necessary to approve and adopt this Agreement and the Transactions contemplated hereby is the CGAC Shareholders’ Approval.

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Section 4.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in the CGAC Disclosure Letter, (b) for the CGAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a CGAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of CGAC, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by CGAC does not, and the consummation by CGAC of the transactions contemplated hereby and thereby will not (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of CGAC) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of CGAC, each as currently in effect, (C) any applicable Law, or (D) any CGAC Material Contract, other than any restrictions under federal or state securities laws, this Agreement or the CGAC Articles of Association, except in the case of sub- clauses (A), (B), and (D), as would not have a CGAC Material Adverse Effect.

Section 4.6. Tax Matters. All material Tax Returns required to be filed by or with respect to CGAC have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by CGAC have been or will be paid in a timely fashion whether or not shown as due and payable on any Tax Return, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. CGAC has timely and properly withheld and paid to the applicable Tax authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder. No material deficiencies for any Taxes of CGAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding with respect to any material Tax Returns or material Taxes of CGAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding. CGAC has not agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Tax authority). CGAC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax authority) within which to file any material Tax Return. No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where CGAC does not file Tax Returns that CGAC is or may be subject to taxation by that jurisdiction. CGAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (excluding, for the avoidance of doubt, any action, fact or circumstance contemplated under this Agreement or other Transaction Documents).

Section 4.7. Financial Statements

(a)   The financial statements of CGAC contained in CGAC SEC Filings (the “CGAC Financial Statements”) (i) have been prepared in accordance with the books and records of CGAC, (ii) fairly present in all material respects the financial condition and position of CGAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of CGAC on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with GAAP applied (except as disclosed therein) on a consistent basis throughout the periods involved.

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(b)   CGAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to CGAC is made known to the management of CGAC by others within CGAC, and (ii) effective in all material respects to perform the functions for which they were established. CGAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization, and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)   Neither CGAC nor, to the Knowledge of CGAC, any Representative of CGAC, has (i) been made aware in writing of any fraud that involves the CGAC’s management who have a role in the preparation of financial statements, or (ii) received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of CGAC with respect to the CGAC Financial Statements or the internal accounting controls of CGAC, including any written complaint, allegation, assertion or claim that CGAC has engaged in questionable accounting or auditing practices.

(d)   CGAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the CGAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, and (ii) obligations and liabilities reflected, or reserved against, in the CGAC Financial Statements or as set forth in Section 4.7(d) of the CGAC Disclosure Letter.

Section 4.8. Absence of Changes

(a)   Since the CGAC Accounts Date, (i) to the Original BCA Date CGAC has operated its business in the Ordinary Course in all material respects, and (ii) there has not been any CGAC Material Adverse Effect.

(b)   Between the CGAC Accounts Date and the Original BCA Date, except (i) as set forth in Section 4.8(b) of the CGAC Disclosure Letter, or (ii) as required by applicable Law or an order by a Governmental Authority, CGAC has used reasonable best efforts to preserve intact the present business organizations of CGAC.

Section 4.9. Actions. Except as set forth in Section 4.9 of the CGAC Disclosure Letter or as would not have a CGAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of CGAC, threatened in writing against or affecting CGAC, and (b) there is no judgment or award unsatisfied against CGAC, nor is there any Governmental Order in effect and binding on CGAC or its assets or properties.

Section 4.10. Brokers. Except as set forth in Section 4.10 of the CGAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of CGAC or any of its Affiliates.

Section 4.11. Proxy/Registration Statement. The Proxy/Registration Statement shall not, at (a) each time the Proxy/Registration Statement is confidentially submitted to, or filed with, the SEC, (b) the time the Proxy/Registration Statement is declared effective, (c) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the CGAC Shareholders, and (d) the time of the CGAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Proxy/Registration Statement based upon information relating to the Company furnished to CGAC in writing expressly for use therein. All documents that CGAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

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Section 4.12. SEC Filings. CGAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the Original BCA Date, the “CGAC SEC Filings”). Each of the CGAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such CGAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Original BCA Date or the Closing Date, then on the date of such filing), the CGAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the Original BCA Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any CGAC SEC Filing. To the Knowledge of CGAC, none of the CGAC SEC Filings filed on or prior to the Original BCA Date is subject to ongoing SEC review or investigation as of the Original BCA Date.

Section 4.13. Trust Account. As of the Original BCA Date, CGAC has at least $12.1 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 16, 2021, between CGAC and CST, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). As of the Original BCA Date, except as set forth in Section 4.13 of the CGAC Disclosure Letter CGAC has not released any money from the Trust Account (other than interest earned thereon as permitted by the Trust Agreement). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CGAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than CGAC Shareholders holding CGAC Ordinary Shares (prior to the Initial Merger Effective Time) sold in CGAC’s IPO who shall have elected to redeem their CGAC Ordinary Shares (prior to the Initial Merger Effective Time) pursuant to the CGAC Articles of Association) to any portion of the proceeds in the Trust Account. Prior to the Initial Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all CGAC Share Redemptions. There are no Actions pending or, to the Knowledge of CGAC, threatened with respect to the Trust Account. CGAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Initial Closing, the obligations of CGAC to dissolve or liquidate pursuant to the CGAC Articles of Association shall terminate, and as of the Initial Closing, CGAC shall have no obligation whatsoever pursuant to the CGAC Articles of Association to dissolve and liquidate the assets of CGAC by reason of the consummation of the Transactions. To the Knowledge of CGAC, as of the Original BCA Date, following the Initial Closing, no CGAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such CGAC Shareholder has exercised a CGAC Share Redemption. As of the Original BCA Date, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, CGAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to CGAC on the Closing Date.

Section 4.14. Investment Company Act; JOBS Act. CGAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. CGAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15. Business Activities

(a)   Since its incorporation, CGAC has not conducted any business activities other than activities related to CGAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the CGAC Articles of Association or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which CGAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of CGAC or any acquisition of property by CGAC or the conduct of business by CGAC as currently conducted or as contemplated to be conducted as of the Initial Closing.

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(b)   Except for the Transactions, CGAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, CGAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16. Nasdaq Listing. CGAC Shares, CGAC Warrants and CGAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “COOL”, and “COOLU”, respectively. CGAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the Knowledge of CGAC, threatened against CGAC by Nasdaq or the SEC with respect to any intention by such entity to deregister CGAC Shares, CGAC Warrants or CGAC Units or terminate the listing thereof on Nasdaq. CGAC has not taken any action in an attempt to terminate the registration of CGAC Shares, CGAC Warrants or CGAC Units under the Exchange Act except as contemplated by this Agreement. CGAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq, including the required number of unrestricted round lot shareholders.

Section 4.17. Board Approval; Vote Required. The CGAC Board has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are in the best interests of CGAC and constitute a Business Combination, (b)(i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Amended and Restated Sponsor Support Agreement, the Amended and Restated Voting and Support Agreement, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement and the execution, delivery and performance thereof, (c) made the CGAC Board Recommendation, and (d) directed that this Agreement, the Plan of SPAC Merger and the Initial Merger transaction be submitted to the shareholders of CGAC for their adoption and/or approval.

The only vote of the holders of any class or series of CGAC Shares necessary to approve the Transactions is the CGAC Shareholders’ Approval.

Section 4.18. CGAC Related Parties. Except as set forth in Section 4.18 of the CGAC Disclosure Letter, CGAC has not engaged in any transactions with CGAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement, and (b) there are no transactions or Contracts in effect between CGAC and CGAC Related Parties as of the date of this Agreement.

Section 4.19. Compliance with Laws

(a)   As of the Original BCA Date, none of CGAC nor the Sponsor nor any of their respective directors, officers, employees or any other Persons acting for or on their behalf is engaged in any proceedings, demands, inquiries, hearings or, to the Knowledge of CGAC, investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anticorruption Laws or Sanctions, and to the knowledge of the Sponsor after reasonable inquiry, no such proceeding, demand, inquiry, hearing or investigation has been threatened in writing.

(b)   For the three (3) years prior to the Original BCA Date, none of CGAC nor Sponsor nor, to the Knowledge of CGAC, any of their respective directors, officers, employees, agents or any other Persons acting for or on their behalf has (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anticorruption Laws, (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting CGAC, or any agent or any other Person acting for or on behalf of CGAC, in obtaining or retaining business for or with, or in directing business to, any Person, or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

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(c)   For the three (3) years prior to the Original BCA Date, neither CGAC nor Sponsor nor, to the Knowledge of CGAC any of their respective directors, or officers has been found by a Governmental Authority to have violated any Anticorruption Laws or has been subject to any indictment or any government investigation with respect to any Anticorruption Laws.

(d)   Neither CGAC nor Sponsor nor, to the Knowledge of CGAC, any of its directors, officers, employees, or agents is a Prohibited Person. In the three (3) years prior to the Original BCA Date, neither CGAC nor Sponsor has knowingly conducted or agreed to conduct any business, or knowingly entered into or agreed to enter into any transaction with a Prohibited Person, in violation of Sanctions.

(e)   In the three (3) years prior to the Original BCA Date, CGAC, Sponsor and their respective directors and officers, and, to the Knowledge of CGAC, their employees and any other Persons acting on their behalf, in each case in connection with the operation of the business of CGAC and Sponsor, have been in material compliance with any applicable Sanctions. In the past three (3) years, to the Knowledge of CGAC (i) no Governmental Authority has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against CGAC or Sponsor or any of their respective directors, officers or employees any other Persons acting on their behalf, in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no claims, actual or threatened in writing, or requests for information by a Governmental Authority received by CGAC with respect to the compliance by CGAC or the Sponsor (if any) or any of their directors, officers or employees with applicable Sanctions, and (iii) no disclosures have been made to any Governmental Authority with respect to any actual or potential noncompliance with applicable Sanctions by CGAC or the Sponsor, or any of their directors, officers and employees. CGAC and the Sponsor have policies and procedures reasonably designed to promote compliance with applicable Sanctions.

Section 4.20. Material Contracts.

(a)   Except as set forth on Section 4.20(a) of the CGAC Disclosure Letter, other than this Agreement and the Transaction Documents, there are no Contracts to which CGAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by CGAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of CGAC as its business is currently conducted, any acquisition of material property by CGAC, or restricts in any material respect the ability of CGAC to engage in business as currently conducted by it or compete with any other Person (each, a “CGAC Material Contract”). All CGAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)   Except as would not have a CGAC Material Adverse Effect (i) each CGAC Material Contract listed on Schedule 4.20(a) of the CGAC Disclosure Letter is a valid and binding agreement of CGAC as of the Original BCA Date, and each such CGAC Material Contract is in full force and effect and enforceable against CGAC and, to the Knowledge of CGAC, the other parties thereto in accordance with its terms, except (A) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, and (ii) no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by CGAC with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred.

Section 4.21. Properties. CGAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. CGAC does not own or lease any material real property or material physical assets.

Section 4.22. Employees and Employee Benefit Plans. Since its date of incorporation, CGAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

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Section 4.23. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of CGAC and its equityholders, partners, members and Representatives, including the Sponsor, has made its own investigation of the Group Companies and neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies. Except as otherwise expressly set forth in this Agreement, CGAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.24. No Other Representations or Warranties. Except for the representations and warranties expressly made by CGAC in this Article IV or as expressly set forth in a Transaction Document, CGAC nor any other Person on its behalf does not make any express representation or warranty with respect to any of its shareholders, CGAC Shares, the business, or the transactions contemplated by this Agreement or any of the other Transaction Documents, and CGAC hereby expressly disclaims any other representations or warranties, whether made by CGAC or any of its Representatives. Except for the representations and warranties expressly made by CGAC in this Article IV or in a Transaction Document, CGAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of CGAC), including any representations or warranties regarding the probable success or profitability of the business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

The Acquisition Entities hereby jointly and severally represent and warrant to the Company and CGAC the following:

Section 5.1. Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has requisite corporate power and authority to own and operate properties and assets, to carry on its business as presently conducted and contemplated to be conducted. As of the date of this Agreement, the Organizational Documents of each Acquisition Entity as previously made available to CGAC and the Company are true and correct.

Section 5.2. Capitalization and Voting Rights

(a)   As of the date of this Agreement, the issued share capital of PubCo consists of one share (the “PubCo Share”) which is issued and outstanding as of the date of this Agreement. The issued share capital of Merger Sub 1 consists of one share (the “Merger Sub 1 Share”) which is issued and outstanding as of the date of this Agreement. The issued share capital of Merger Sub 2 consists of one share (the “Merger Sub 2 Share”) which is issued and outstanding as of the date of this Agreement. The PubCo Ordinary Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the transactions contemplated under this Agreement, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. All of the PubCo Ordinary Shares to be issued by PubCo hereunder as Initial Merger Consideration, Acquisition Merger Consideration and in respect of the CSRs being delivered by PubCo hereunder will be duly and validly issued, fully paid and non-assessable, and each such share or other security will be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the PubCo Organizational Documents. The Initial Merger Consideration, the Acquisition Merger Consideration and CSRs will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto. The PubCo Share is and will continue to be owned by the Company until the Initial Merger Effective Time, and PubCo owns all Equity Securities in Merger Sub 1 and Merger Sub 2.

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(b)   Except as set forth in Section 5.2(a) and the transactions contemplated hereby, (i) no Acquisition Entity has authorized, outstanding or issued any equity securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any equity securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c)   PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, (i) as of the date of this Agreement, Merger Sub 1 and Merger Sub 2. None of Merger Sub 1 or Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3. Authorization. Each Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents. This Agreement and the other Transaction Documents to which each Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The board of directors of each Acquisition Entity has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are in the best interests of such Acquisition Entity, (b) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (c) directed that this Agreement, the Plan of Mergers and the Merger transactions be submitted to the Company as its sole shareholder for their adoption and/or approval.

Section 5.4. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Acquisition Entities, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party does not, and the consummation by each Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of each Acquisition Entity, or (iii) any applicable Law, other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of each Acquisition Entity, except in the case of sub-clauses (i), (ii), and (iii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquisition Entities to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

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Section 5.5. Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.6. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquisition Entities to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company threatened in writing against or affecting any Acquisition Entity, and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.7. Brokers. Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Acquisition Entities or any of its Affiliates.

Section 5.8. Proxy/Registration Statement. The information supplied by the Acquisition Entities in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/ Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the CGAC Shareholders, and (c) the time of the CGAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that each Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9. Business Activities. The Acquisition Entities were formed solely for the purpose of effecting the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. PubCo shall be prior to the Initial Closing and at all times thereafter, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.10. Intended Tax Treatment. Each Acquisition Entity other than Merger Sub 1 is classified as a corporation for U.S. federal income tax purposes and has not elected and will not elect to change such classification. Merger Sub 1 intends to elect to be disregarded as an entity separate from PubCo for U.S. federal income tax purposes. Each Acquisition Entity has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (excluding, for the avoidance of doubt, any action, fact or circumstance contemplated under this Agreement or other Transaction Documents).

Section 5.11. Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.12. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Acquisition Entities, and any of its respective equityholders, partners, members or Representatives has made its own investigation of the Company, and acknowledges that neither the Company nor any of its agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies. Except as otherwise expressly set forth in this Agreement, each Acquisition Entity understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries and Material Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

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Section 5.13. No Other Representations. Except for the representations and warranties expressly made by the Acquisition Entities in this Article V or as expressly set forth in a Transaction Document, the Acquisition Entities, nor any other Person on their behalf, does not make any express representation or warranty with respect to any of the Shareholders, the Shares, the business, or the transactions contemplated by this Agreement or any of the other Transaction Documents, and each Acquisition Entity hereby expressly disclaims any other representations or warranties, whether made by any of its Representatives. Except for the representations and warranties expressly made by the Acquisition Entities in this Article V or in a Transaction Document, each Acquisition Entity hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the CGAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to CGAC or any of its Representatives by any Representative of the Acquisition Entities), including any representations or warranties regarding the probable success or profitability of the business.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business

(a)   Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as a result of or in connection with COVID-19 or any reasonable COVID-19 Measures taken in good faith, (iv) as set forth on Section 6.1 of the Company Disclosure Letter or (v) as consented to by CGAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the Original BCA Date through the earlier of the Closings or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall use commercially reasonable efforts to operate the business of the Group Companies in all material respects in the Ordinary Course; provided, that (x) the failure to take any action which is prohibited by the provisions of Section 6.1(b) shall not constitute a breach of this Section 6.1(a); and (y) no action by a Group Company specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 6.1(b) shall be deemed a breach of this Section 6.1(a).

(b)   Without limiting the generality of Section 6.1(a) and except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as a result of or in connection with COVID-19 or any COVID-19 Measures, (iv) as set forth on Section 6.1 of the Company Disclosure Letter or (v) as consented to by CGAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to:

(i)   (A) except pursuant to the Domestication, the pending restructuring as disclosed in Section 3.3 of Company Disclosure Letter, new Company Shares issued to holders of beneficial interests in GDRs held by the Russian National Settlement Depositary (“NSD”) in exchange for such beneficial interests, or as required by applicable Law, amend or otherwise change, in any material respect its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), it being understood that routine administrative amendments (such as changes in directors or officers, changes in share capital that is otherwise permitted hereunder, and other similar amendments) are not material, or (B) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization (other than with respect to any dormant entities);

(ii)   except for transactions solely among the Group Companies, incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in a principal amount exceeding $2,000,000 (or its equivalent in any other currency) other than (A) in connection with the refinancing of Indebtedness existing on the Original BCA Date on terms that are not materially more onerous than such existing Indebtedness and without increasing the principal amount thereof (“Permitted Refinancing Indebtedness”), (B) the incurrence of Permitted Indebtedness, or (C) advances for business expenses to employees and loans or advances to customers and suppliers in the Ordinary Course;

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(iii)   transfer, issue, sell, grant, pledge or otherwise dispose of, or amend any agreements in relation to, any of its Equity Securities, or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of any Group Company, in each case, other than the issuance of shares (A) to holders of beneficial interests in GDRs held by the NSD in exchange for such beneficial interests, (B) pursuant to obligations incurred by the Company prior to the date hereof as set forth in Section 6.1(b)(iii) of the Company Disclosure Letter or (C) pursuant to the exercise or settlement of any Company Options or grants of Company Options under the Share Option Plan;

(iv)   except as (i) would not have a Company Material Adverse Effect, (ii) required under the terms of any Benefit Plan existing as of the Original BCA Date, or (iii) in the Ordinary Course, (A) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the Original BCA Date, or (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any beneficiary thereof;

(v)   sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets, in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, or (ii) other transactions that do not exceed $1,000,000 (or its equivalent in any other currency) individually or in the aggregate, (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the businesses of the Group Companies, or (iv) transactions in connection with the incurrence of Permitted Indebtedness, or Permitted Refinancing Indebtedness;

(vi)   except for transactions solely among the Group Companies or in connection with settlement of outstanding liabilities for shares in acquired entities, make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $5,000,000 (or its equivalent in any other currency) individually or in the aggregate;

(vii)   settle any Action by any Governmental Authority or any other third-party material to the business of the Company in excess of $500,000 (or its equivalent in any other currency);

(viii)   except for repurchase and cancellation in connection with the de-listing from Moscow Stock Exchange, (i) split, combine or reclassify any shares of its share capital, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities (except for the forfeiture of Company Options held by or repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the Original BCA Date providing for the repurchase of shares in connection with any termination of service), (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(ix)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed $2,000,000 (or its equivalent in any other currency) in the aggregate or the amount of budgeted capital expenditure as set forth in the most recent capital expenditure budget that the Company has made available to as of or prior to the date hereof;

(x)   enter into any new Material Contract, or amend any existing Material Contract in any material respect, in each case in a manner that is materially adverse to any of the Group Companies taken as a whole, except (i) in the Ordinary Course, including, without limitation, new Contracts with customers, irrespective of amount, provided such Contracts are entered into in the Ordinary Course, (ii) in connection with the repayment or termination of existing Indebtedness, (iii) in connection with the incurrence of Permitted Refinancing Indebtedness or Permitted Indebtedness, or (iv) for entering into any new Material Contract that does not exceed in the aggregate for any such new Material Contract more than $500,000 (or its equivalent in any other currency) of value or obligations above the applicable threshold set forth in the definition of “Material Contract”; provided, however, that to the extent that another sub-section of this Section 6.1 would permit the entry into a Material Contract in a higher monetary threshold than in the definition of “Material Contract”, then this Section 6.1(b)(x) shall not prevent the entry into of such Material Contract in such higher monetary threshold;

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(xi)            voluntarily terminate, suspend, abrogate, amend or modify any Material Permit in a manner materially adverse to any of the Group Companies except in the Ordinary Course;

(xii)            make any material change in its accounting principles, methods or practices unless required by IFRS, requested by Company’s auditor or as is necessary to maintain compliance with PCAOB auditing standards; or

(xiii)            enter into any transaction, agreement, arrangement or otherwise make a commitment to do any of the foregoing (except to the extent that such a transaction, agreement, arrangement or commitment would be permitted by a subsection of the foregoing Section 6.1).

Section 6.2. Access to Information. Upon reasonable prior notice and subject to the NDA, during the Interim Period, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford CGAC and its Representatives, following notice from CGAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Group Company, and all other financial, operating and other data and information as shall be reasonably requested, in each case, for the purpose of effecting the Transactions; provided, however, that in each case, the Company shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client privilege, or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA, will be granted under conditions that shall not unreasonably interfere with the business and operations of the parties to this Agreement or their respective Representatives, and may, at the Company’s option, be provided via a remote or digital medium and shall be subject to any applicable COVID-19 Measures. Nothing in this Section 6.2 shall require any Group Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby.

Section 6.3. Acquisition Proposals and Alternative Transactions

(a)            During the Interim Period, except as expressly permitted by this Section 6.3 or as contemplated by the Transaction Documents, the Company shall not, and it shall cause each Group Company and its and their respective Representatives not to: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that could reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company, or a newly-formed holding company or Subsidiary of any Group Company, or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)            Notwithstanding anything to the contrary in Section 6.3(a), if at any time following the date hereof and prior to the earlier of the Company’s receipt of the Company Shareholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, any Group Company or any of their respective Representatives receives a bona fide unsolicited written Company Acquisition Proposal (which Company Acquisition Proposal was first made after the date hereof and did not result from a material breach of this Section 6.3), the Company and its Representatives may, prior to (but not after) the Company’s receipt of the Company Shareholder Approval, subject to providing CGAC prior written notice of such Company Acquisition Proposal in accordance with Section 6.3(c), take the actions set forth in subsections (i) and (ii) of this Section 6.3(b) if the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (after consultation with its outside legal counsel) that the failure to take such action would be in breach of the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Group Companies to the Person who made such Company Acquisition Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has furnished, made available or provided access to CGAC to any such non-public information (to the extent not previously furnished, made available or provided to CGAC or its Representatives) prior to, concurrent with or within twenty-four (24) hours after such information or access is furnished or afforded to such Person or its Representatives); and (ii) enter into, or otherwise participate in, any discussions or negotiations with any Person and such Person’s Representatives regarding such Company Acquisition Proposal pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements.

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(c)            Promptly (but in no event more than forty-eight (48) hours) following receipt of any inquiry, indication of interest or proposal that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal from and after the Original BCA Date and prior to the earlier of the Initial Merger Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, the Company shall advise CGAC of the receipt of such inquiry, indication of interest or proposal and the terms and conditions of any such Company Acquisition Proposal (other than, in each case, the identity of the Person making any such inquiry, indication of interest, proposal or Company Acquisition Proposal), and the Company shall as promptly as reasonably practicable after so advising CGAC provide to CGAC to the extent permitted: a copy of such inquiry, indication of interest, proposal or Company Acquisition Proposal and all related material documentation, if in writing which may redact the identity of the Person making such Company Acquisition Proposal. With respect to any Company Acquisition Proposal described in the immediately preceding sentence the Company shall keep CGAC reasonably informed on a current basis of material changes or modifications to the terms of any such Company Acquisition Proposal.

(d)            Notwithstanding anything herein to the contrary, at any time prior to the earlier of the Company’s receipt of the Company Shareholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1 (i) if and only if (x) the Company receives a bona fide unsolicited written Company Acquisition Proposal (which Company Acquisition Proposal did not result from a material breach of this Section 6.3) that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 10.1(d) to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if and only if in response to an Intervening Event, the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change contemplated by clause (B) of the definition of Adverse Recommendation Change; provided, in each case that the Company Board may not make any Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.3(d) unless:

(A)            the Company shall have first provided prior written notice to CGAC (which notice shall not constitute an Adverse Recommendation Change or termination of this Agreement) (the “Notice”), at least four (4) Business Days in advance of the Company’s or the Company Board’s intention to take any action permitted under this Section 6.3(d), which Notice shall specify (x) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(A), the material terms and conditions of any Superior Proposal and, if applicable, include a copy of the most current draft of any acquisition agreement and any other material documents with respect to the Superior Proposal that include any terms and conditions of the Superior Proposal that are not set forth in such draft, and (y) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(B), the basis therefor, including a reasonably detailed description of the Intervening Event; and

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(B)            prior to making an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, (a) the Company shall, and shall use reasonable best efforts to cause its Representatives to, during the period beginning the date the Notice is given and ending at 5:00 pm (Eastern Time) on the fourth (4th) Business Day after the date such Notice is given (the “Negotiation Period”), negotiate with CGAC in good faith (solely to the extent CGAC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and consider any other proposals or offers (if any) made by CGAC, and (b) after considering such negotiated adjustments and any proposals or offers made by CGAC during such Negotiation Period, the Company Board shall have determined (x) after consultation with its financial advisors and outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(A), such Company Acquisition Proposal continues to constitute a Superior Proposal, and (y) after consultation with its outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(A) or an Adverse Recommendation Change pursuant to Section 6.3(d)(B), that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law. In the event of any revisions to a Company Acquisition Proposal constituting a Superior Proposal, the Company shall be required to deliver a new written notice to CGAC and to comply with the requirements of this Section 6.3 with respect to such new written notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period. In the event of any material change to the facts or circumstances relating to the Intervening Event, the Company shall be required to deliver reasonably prompt written notice of such material change (which notice shall include a reasonably detailed description of such material change) and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, including that the Company will provide CGAC with an additional two (2) Business Day period prior to making an Adverse Recommendation Change, and such period shall begin upon the date of CGAC’s receipt of the notice of such material change.

For the avoidance of doubt, if CGAC, within four (4) Business Days (or two (2) Business Days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisors) results in the applicable Company Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 10.1(d) as a result of such Company Acquisition Proposal.

(e)    Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) disclosing to the Company Shareholders a position contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any tender offer commenced by another Person constituting a Company Acquisition Proposal, or (iii) from making any disclosure to the Company Shareholders required (after consultation with outside legal counsel) under U.S. federal or state Law, the UK Market Abuse Regulation or any other applicable Law; provided, that this Section 6.3(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in this Section 6.3. It is agreed that none of the actions contemplated by this Section 6.3(e), if taken, shall be considered an Adverse Recommendation Change and such actions shall not require the giving of notice or compliance with the procedures set forth in Section 6.3(d).

(f)    For purposes of this Agreement:

(i)     “Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with all percentages in the definition of Company Acquisition Proposal increased to ninety percent (90%)) made by a Person or group, which the Company Board determines in its good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms taking into account all aspects (including legal, regulatory, timing, certainty of closing and financing aspects) of the Company Acquisition Proposal, and if consummated, would result in a transaction on terms more favorable to the holders of Company Shares than the Mergers from a financial point of view, taking into account all the terms and conditions of such Company Acquisition Proposal and this Agreement and all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation, of such Company Acquisition Proposal) and, in connection with any determination under Section 6.3(d), taking into account, if applicable, any negotiated adjustments to this Agreement and any other proposals or offers made by CGAC during the Negotiation Period.

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(ii)   “Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (a) in effect as of the execution and delivery of this Agreement; or (b) entered into after the execution and delivery of this Agreement containing terms that are not in any material respect less restrictive of, and not in any material respect more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the NDA are to CGAC and its Affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or otherwise prohibit compliance by the Company Group with any of the provisions of this Section 6.3 or any other obligations of the Company Group under this Agreement.

Section 6.4. D&O Indemnification and Insurance

(a)            From and after the Closings, PubCo, the Surviving Company and the SPAC Surviving Entity shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries and CGAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries or CGAC, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closings, whether asserted or claimed prior to, at or after the Closings, to the fullest extent that the Company, its Subsidiaries or CGAC, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo, the Surviving Company and the SPAC Surviving Entity shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six years from the Closings provisions in their certificates of incorporation, certificates of formation, bylaws, limited liability company agreements, limited liability partnership agreements, limited liability limited partnership agreements and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of PubCo, the Surviving Company and its Subsidiaries’ or the SPAC Surviving Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of PubCo, the Surviving Company and its Subsidiaries or the SPAC Surviving Entity, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Closings, each of PubCo, the SPAC Surviving Entity and the Surviving Company shall (and the Surviving Company shall cause its Subsidiaries to), maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’ or CGAC’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) each of PubCo and CGAC shall at or prior to the Closings cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closings and PubCo, the Surviving Company and the SPAC Surviving Entity, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4(b) shall be continued in respect of such claim until the final disposition thereof. In no event shall the Surviving Company be required to pay an annual premium for such policy in excess of three hundred percent (300%) of the aggregate annualized premium payable by CGAC for its existing policy. CGAC shall provide the Company a copy of the tail insurance policy and premium cost at least ten (10) Business Days in advance of the Closing Date for review.

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(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closings indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Company and the SPAC Surviving Entity and all of their respective successors and assigns. In the event that PubCo, the Surviving Company, the SPAC Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, the Surviving Company or the SPAC Surviving Entity, respectively, shall ensure (and each of PubCo, the SPAC Surviving Entity and the Surviving Company shall cause its Subsidiaries to ensure) that proper provisions shall be made so that the successors and assigns of PubCo, the Surviving Company or the SPAC Surviving Entity as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d)            The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closings, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Company and the SPAC Surviving Entity and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise, and (iv) shall survive the consummation of the Closings and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5. Notice of Developments. During the Interim Period, the Company shall promptly notify CGAC in writing, and CGAC shall promptly notify the Company in writing, upon any of the Group Companies or CGAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of CGAC, as the case may be) (i) of the occurrence or non- occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied including without limitation, any commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement (ii) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) of any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, CGAC or the Company, as applicable.

Section 6.6. Financial Statements and Financial Information

(a)            The Company shall use its reasonable best efforts, as promptly as practicable after the date of this Agreement, to deliver to CGAC and PubCo, to the extent required for inclusion in the Proxy/Registration Statement, the Company PCAOB Financial Statements and consent of the Independent Auditors to use such Company PCAOB Financial Statements in the Proxy/Registration Statement.

(b)            Each of the Company and CGAC shall each use its reasonable best efforts (i) to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by CGAC with the SEC in connection with the Transactions, and (ii) to obtain the consents of their respective auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(c)            From the date hereof until the Closing Date, to the extent reasonably available to the Company in connection with the preparation of the Company’s quarterly financial information to be provided to the Company Board in the Ordinary Course, the Company shall furnish to CGAC unaudited condensed consolidated balance sheet data, statements of income (loss) data and cash flow data of the Company for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period, in each case, prepared from the books and records of the Group Companies and, in all material respects, in conformity with the Company’s internal managerial accounting practices.

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Section 6.7. No Trading. The Company acknowledges and agrees that it is aware, and that the other Group Companies have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of CGAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8. De-Listing. The Company shall use commercially reasonable endeavours to de-list from the main market of the London Stock Exchange and the Moscow Exchange at, or prior to, the Initial Merger Effective Time.

ARTICLE VII
COVENANTS OF CGAC

Section 7.1. Trust Account Proceeds and Related Available Equity

Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice CGAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, CGAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to CGAC Shareholders pursuant to CGAC Share Redemptions, and (B) immediately thereafter, to the extent of the remaining funds, pay (1) for income tax or franchise tax obligations of CGAC prior to the Closing, (2) all CGAC Transaction Expenses to be paid pursuant to the terms of this Agreement, (3) expenses of CGAC necessary for an Extension (such Extension expenses, “Extension Expenses”), and (4) all thereafter remaining amounts then available in the Trust Account to CGAC for immediate use, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2. Nasdaq Listing. From the date of this Agreement through the closing of the Merger, CGAC shall ensure CGAC remains listed as a public company on Nasdaq and satisfies all applicable continuing listing requirements of the Nasdaq. From the date of this Agreement through the closing of the Merger, CGAC will use its reasonable best efforts to list, subject to notice of issuance, the ADSs on Nasdaq as of the Initial Merger Effective Time or as soon as practicable following the closing of the Merger.

Section 7.3. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as a result of or in connection with COVID-19 or any reasonable COVID-19 Measures taken in good faith, (iv) as set forth on Section 7.3 of the CGAC Disclosure Letter or (v) as consented to by the Company in writing (which consent with respect to the matters set forth in Section 7.3(e), (f), (g) and (i) shall not be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, CGAC shall and shall cause each of its Subsidiaries and the Acquisition Entities to (y) operate its business in the Ordinary Course, and (z) not:

(a)            (i) with respect to CGAC only, seek any approval from CGAC Shareholders to change, modify or amend the Trust Agreement or the CGAC Articles of Association, except as contemplated by the Transaction Proposals, or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;

(b)            (i) make or declare any dividend or distribution to CGAC Shareholders or make any other distributions in respect of any of its capital stock, share capital or Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, outstanding shares of capital stock or membership interests, warrants or other Equity Securities, other than a redemption of CGAC Shares made as part of CGAC Share Redemptions;

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(c)           merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(d)           make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

(e)           other than pursuant to and in compliance with Section 8.3 or Section 8.4, enter into, renew or amend in any material respect, any transaction or material Contract including CGAC Material Contract, except for material Contracts entered into in the Ordinary Course; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, CGAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an affiliate (as defined in Rule 405 under the Securities Act) of CGAC, the Sponsor or any Affiliate of the Sponsor, in each case except as expressly provided in the Transaction Documents;

(f)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the CGAC Disclosure Letter, or (ii) Liabilities that qualify as CGAC Transaction Expenses;

(g)           revalue its assets or make any change in its accounting principles or methods unless required by GAAP;

(h)           (i) issue, grant, sell, pledge, any Equity Securities, or (ii) grant any options, warrants or other equity- based awards;

(i)            settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on CGAC or Merger Sub;

(j)            form any Subsidiary or enter into or conduct a business of any kind other than as contemplated by this Agreement;

(k)           liquidate, dissolve, reorganize or otherwise wind-up the business and operations of CGAC

(l)            amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law or extend the deadline by which CGAC must complete its Business Combination (an “Extension”) other than in accordance with Section 7.6;

(m)          directly or indirectly increase the compensation or benefits payable, whether conditionally or otherwise, to any director or officer or adopt a new compensation or benefit arrangement;

(n)           enter into any consulting or advisory agreements or similar arrangements, other than consulting and advisory agreements entered by CGAC on an arms-length basis for purposes of consummating the transactions contemplated by the Transaction Documents;

(o)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice; or

(p)           enter into any transaction, agreement, arrangement or otherwise make a commitment to do any of the foregoing (except to the extent that such a transaction, agreement, arrangement or commitment would be permitted by a subsection of the foregoing Section 7.3).

Section 7.4. Acquisition Proposals and Alternative Transactions. During the Interim Period, CGAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CGAC Acquisition Proposal, (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a CGAC Acquisition Proposal, (c) enter into any agreement, arrangement or understanding regarding a CGAC Acquisition Proposal, or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

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Section 7.5. CGAC Public Filings. From the date of this Agreement through the Closing, CGAC will use reasonable best efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.6. Extension. CGAC will use reasonable best efforts to exercise its right to extend its deadline to complete its initial business combination by three months at the Sponsor’s sole cost (including making additional deposits to the Trust Account) in the ordinary course as necessary, but no later than March 20, 2024, with the cost of such extension (including making additional deposits to the Trust Account) borne solely by the Sponsor.

Section 7.7. No Trading. CGAC acknowledges and agrees that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws, including the UK Market Abuse Regulation and the UK Criminal Justice Act 1993, on a Person possessing material non-public information about a publicly traded company. CGAC hereby agrees that it shall not purchase or sell any securities of the Company in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 7.8. Loan from Sponsor. CGAC hereby agrees that it shall not incur any CGAC Transaction Expenses that permit the repayment of such CGAC Transaction Expenses in the form of any Equity Securities of CGAC. Further, to the extent CGAC is party to any loan or other arrangement with the Sponsor or its Affiliates that provides the Sponsor or its Affiliates with the option to convert all or any portion of any loan or other amounts payable to Sponsor into Sponsor Warrants or other Equity Securities of CGAC. CGAC hereby represents and warrants and confirms that the ability of Sponsor and its Affiliates to convert amounts payable under such arrangements into Sponsor Warrants or of Equity Securities have been terminated.

ARTICLE VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings

(a)            Each party hereto shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (collectively, the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each party hereto shall take such actions as shall be necessary to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. All filings and submissions made with any Governmental Authority in connection with this Section 8.1 shall be made in compliance with the requirements of applicable Law. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.1(c) shall require any Affiliate of CGAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.1(c) shall not apply to Sponsor or any of its Affiliates (other than CGAC).

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(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each party hereto shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions (including using reasonable best efforts to avoid or remove any conditions, restrictions or impediments to which any Regulatory Approval is subject), and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to CGAC, and CGAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that CGAC shall not enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the Company; provided, further, that neither the Company nor CGAC or any Acquisition Entity shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms delays in any material respect the consummation of, or prohibits, the Transactions, or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of (A) CGAC in case such agreement is entered into by the Company or any Acquisition Entity, or (B) the Company, in case such agreement is entered into by CGAC. To the extent not prohibited by Law, the Company agrees to provide CGAC and its counsel, and CGAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the parties hereto agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)            Subject to Section 11.6, the Company, on the one hand, and CGAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by any Acquisition Entity.

Section 8.2. Preparation of Proxy/Registration Statement; CGAC Shareholders’ Meeting; Company Shareholders’ Meeting; Approvals/Other Filings

(a)    Proxy/Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, CGAC, PubCo and the Company shall prepare and, after receipt of the required Company PCAOB Financial Statements, file or confidentially submit with the SEC, a registration statement on Form F-4 of PubCo (as amended or supplemented from time to time, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares that constitute the Initial Merger Consideration and the Acquisition Merger Consideration, the PubCo Ordinary Shares that constitute the Company Shareholder Earnout Shares and the PubCo Warrants, which Registration Statement will also contain a proxy statement relating to the CGAC Shareholders’ Meeting (the “Proxy Statement”) to approve and adopt: (A) the Business Combination, this Agreement and the other Transaction Documents, the Mergers and the other Transactions, (B) the LTIP, (C) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) any other proposals as reasonably agreed by CGAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (E) adjournment of the CGAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), collectively, the “Transaction Proposals”). Each party shall use its reasonable best efforts to (1) cause the Proxy/ Registration Statement when filed by PubCo with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/ Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. CGAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Group Companies and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, CGAC shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the CGAC Shareholders. Each of CGAC and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of PubCo, CGAC the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. For the avoidance of any doubt, the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees shall be solely borne by CGAC.

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(ii)           The Company, PubCo and CGAC shall each use its reasonable best efforts (i) to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by CGAC with the SEC in connection with the Transactions, and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(iii)          Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by CGAC and PubCo and agreed upon by the Company. PubCo will advise CGAC and the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. CGAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld, delayed or denied), any response to comments of the SEC or its staff with respect to the Proxy/ Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv)          If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to CGAC or its respective officers or directors, should be discovered by CGAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, CGAC shall promptly inform the Company. If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to any of the Group Companies or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform CGAC. Thereafter, CGAC and the Company shall promptly cooperate in the preparation and filing by PubCo of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the CGAC Shareholders.

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(b)   CGAC Shareholders’ Approval.

(i)            Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, CGAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the CGAC Shareholders (including any adjournment or postponement thereof, the “CGAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the CGAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing CGAC Shareholders with the opportunity to elect to effect a CGAC Share Redemption and such other matter as may be mutually agreed by CGAC and the Company. CGAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the CGAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and CGAC Shareholders’ Approval, and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the CGAC Articles of Association. CGAC (A) shall consult with the Company regarding the record date and the date of the CGAC Shareholders’ Meeting, and (B) shall not adjourn or postpone the CGAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied); provided, however, that CGAC shall adjourn or postpone the CGAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/ Registration Statement that CGAC reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the CGAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the CGAC Shareholders’ Meeting is originally scheduled, there are insufficient CGAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CGAC Shareholders’ Meeting, or (3) if, as of the time that the CGAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the CGAC Shareholders’ Meeting is necessary to enable CGAC to solicit additional proxies required to obtain CGAC Shareholders’ Approval; provided further, however, that CGAC shall adjourn or postpone on not more than three occasions and so long as the date of the CGAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement, and CGAC shall not be entitled to adjourn or postpone the CGAC Shareholders’ Meeting without the prior written consent of the Company if the events described in clauses (2) and (3) results from a violation by CGAC, Sponsor or their respective Affiliates of any Transaction Documents.

(ii)            The Proxy/Registration Statement shall include a statement to the effect that CGAC Board has unanimously recommended that the CGAC Shareholders vote in favor of the Transaction Proposals at the CGAC Shareholders’ Meeting (such statement, the “CGAC Board Recommendation”) and neither the CGAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the CGAC Board Recommendation.

(c)    Company Shareholder Approval.

(i)            As promptly as practicable following the Domestication Effective Date and only after the date that the Proxy/Registration Statement is declared effective under the Securities Act (“Proxy Effective Date”), Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the Domestication Effective Date and the Proxy Effective Date for the purpose of obtaining the Company Shareholder Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement). The Company will use its reasonable best efforts to (A) solicit from its shareholders proxies and will take all other action necessary or advisable to obtain such proxies and Company Shareholder Approval, and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law and its Organizational Documents.

(ii)            The shareholder circular for the Company Shareholders’ Meeting shall include the Company Recommendation and, subject to Section 6.3, neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Recommendation.

(d)   Other Filings.

(i)          As promptly as practicable after execution of this Agreement, CGAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

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(ii)          Promptly after the execution of this Agreement, CGAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(iii)         CGAC shall prepare a draft Current Report on Form 8-K announcing the results of the CGAC Shareholders’ Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC on or prior to the Closing Date (“CGAC Shareholders’ Meeting Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. CGAC, PubCo and the Company shall prepare a draft Shell Company Report on Form 20-F announcing the Acquisition Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 20-F”), the form and substance of which shall be approved in advance in writing by CGAC. As promptly as practicable following the CGAC Shareholders’ Meeting, CGAC shall file the CGAC Shareholders’ Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, PubCo shall file the Closing Form 20-F with the SEC. Prior to the Closing, CGAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, CGAC shall issue the Closing Press Release. Unless otherwise provided herein, during the Interim Period, each of CGAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements, in each case, with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party.

(e)           Listing. PubCo shall use its best efforts to cause the PubCo ADSs and PubCo Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Initial Closing Date.

Section 8.3. Additional Permitted Financings; Post-Closing Financings.

(a)            Prior to the Closing Date, CGAC shall use its reasonable best efforts to solicit and negotiate Additional Permitted Financings and/or Post-Closing Financings in an effort to satisfy the Gross Proceeds Cap and the parties to this Agreement shall reasonably cooperate with each other in connection therewith. On and after the Closing Date and prior to the expiry of 180 days following the Closing Date, PubCo shall enter into and use its reasonable best efforts to consummate each PubCo Closing Value Sale that is presented to it promptly following the execution and delivery of definitive agreements therefor by the counterparties thereto. For the avoidance of doubt, it is hereby understood and agreed that the decision to negotiate any Additional Permitted Financings and/or Post-Closing Financings that do not constitute a PubCo Closing Value Sale and the terms of any such Additional Permitted Financings and/or Post-Closing Financings and the instruments governing such Additional Permitted Financings and/or Post-Closing Financings shall be subject to the prior written consent of the Company (prior to the Closing) and of PubCo (after the Closing) (which consent may be withheld in the sole and absolute discretion of the Company or PubCo, as applicable), and none of the foregoing actions shall be taken, and no Additional Permitted Financings and/or Post-Closing Financings that do not constitute a PubCo Closing Value Sale shall be entered into, without such prior written consent.

(b)           Each of CGAC, PubCo and the Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 6.2 herein) as reasonably requested by the other party in connection with the entry into any Additional Permitted Financings and/or Post-Closing Financings.

(c)           To the extent that any Additional Permitted Financings and/or Post-Closing Financings that require the Company’s consent shall have been expressly consented to by the Company or PubCo, as applicable, and entered into in accordance with the terms of this Section 8.3:

(i)           as of the date of entering into such Additional Permitted Financings, CGAC will deliver to the Company true, correct and complete copies of each of the fully executed instruments governing such Additional Permitted Financings; and

(ii)          no party to this Agreement shall enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the instruments governing such Additional Permitted Financings, Post-Closing Financings or the Transactions other than as expressly set forth in this Agreement, the instruments governing such Additional Permitted Financings, Post-Closing Financings or any other agreement entered into (or to be entered into) in connection with the Transactions with the prior written consent of the Company or PubCo, as applicable.

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Section 8.4. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, upon the terms and subject to the conditions set forth in this Agreement, (a) the Company shall, and shall cause its Subsidiaries to and (b) CGAC shall (i) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, (ii) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or CGAC, as applicable, are required to obtain in order to consummate the Transactions, and (iii) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries, the Acquisition Entities or CGAC or any of their respective Affiliates to (A) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of any Group Company or CGAC, (B) take or commit to take actions that limit the freedom of action of any of the Company, any of its Subsidiaries or CGAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or Material Subsidiaries or CGAC or (C) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.5. Tax Matters

(a)            Each of CGAC, the Acquisition Entities and the Company shall (i) use its respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment (excluding, for the avoidance of doubt, any action contemplated under this Agreement or other Transaction Documents) and (ii) not cause PubCo or Merger Sub 2 to change its classification as a corporation for U.S. federal income tax purposes or Merger Sub 1 to change its intended classification as a disregarded entity for U.S. federal income tax purposes. Each of CGAC, the Acquisition Entities and the Company shall report the Mergers consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In addition, each of CGAC, the Acquisition Entities and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment.

(b)            Notwithstanding anything in Section 8.6(a) to the contrary, all Transfer Taxes shall be borne and paid by CGAC. Unless otherwise required by applicable Law, CGAC shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company and CGAC shall reasonably cooperate with respect thereto as necessary). The Company and CGAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(c)            PubCo shall provide to each Company Shareholder who is required to file a gain recognition agreement under Section 367(a) of the Code and the regulations thereunder in connection with the Mergers in order to avoid gain recognition on the Mergers for U.S. federal income tax purposes any information or assistance reasonably requested by such Company Shareholder to enable such Company Shareholder to prepare and file such gain recognition agreement and any related forms or returns. PubCo shall also comply with the reporting obligations under Treasury Regulation Section 1.368-3 with respect to the Merger, and shall provide to each Company Shareholder any information or assistance reasonably requested by such Company Shareholder to enable such Company Shareholder to comply with Treasury Regulation Section 1.368-3(b).

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Section 8.6. Post-Closing Directors and Officers of PubCo.

(a)            Subject to the terms of the PubCo Articles of Association, PubCo shall take all such action within its power as may be necessary or appropriate such that at the Acquisition Merger Effective Time PubCo’s Board shall initially consist of nine (9) directors (to be elected to the PubCo Board in the following manner), each to hold office in accordance with the PubCo Articles of Association:

(i)            Sponsor shall have the right to designate one (1) director, subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) who shall qualify as “Independent Director” under Nasdaq Rule 5605(a)(2); and

(ii)            The Company shall have the right to designate eight (8) directors, which may include those persons currently serving as executive and non-executive directors of the Company; provided that at least four (4) of such directors shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2); and

(b)            In addition to Company’s rights to designate directors hereunder, PubCo further covenants to duly execute and deliver, on or prior to Closing, an agreement with SGI Group Limited, entitling SGI Group Limited and its Affiliates to nominate, effective from and after the Acquisition Merger Effective Time, a maximum of 3 directors on PubCo Board on terms and subject to conditions consistent with the Relationship Agreement in the form acceptable to the Company.

(c)            The individuals holding such positions as set forth on Schedule 8.6(b) shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Articles of Association until they are removed or resign in accordance with the PubCo Articles of Association or until their respective successors are duly elected or appointed and qualified.

Section 8.7. PubCo Equity Plan. During the Interim Period, Pubco will adopt the Long Term Incentive Plan (the “LTIP”) the draft rules of which are included in Exhibit G. The LTIP is a discretionary plan under which the Compensation Committee of the PubCo Board may grant awards to selected employees and contractors up to a number of PubCo Ordinary Shares (including the Rollover Options) to be mutually agreed by CGAC and the Company prior to the effectiveness of the Proxy/Registration Statement. Awards, the vesting of which may or may not be subject to performance conditions, at the discretion of the Compensation Committee, may be granted in the form of options, conditional awards, restricted shares, restricted stock units or stock appreciation rights, and may be settled in PubCo shares or cash. Awards will normally vest over three (3) years.

Section 8.8. Payment of Expenses.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to CGAC a written report setting forth a list of outstanding amounts of all Company Transaction Expenses. On the Closing Date, the Surviving Entity shall (i) pay or cause to be paid by wire transfer of immediately available funds all such Company Transaction Expenses and, to the extent not paid by CGAC or Sponsor or its Affiliates, the CGAC Transaction Expenses, (ii) pay or cause to be paid to the Sponsor (or, at the direction of Sponsor, to one or more Affiliates of Sponsor) by wire transfer of immediately available funds, as reimbursement, an amount equal to all CGAC Transaction Expenses that have be paid out of pocket by the Sponsor or its Affiliates and, consequently, have been fully discharged prior to the Closing, and (iii) incur CGAC’s obligations to pay or cause to be paid all CGAC Transaction Expenses that are not otherwise paid by CGAC or Sponsor or its Affiliates pursuant to Section 7.1 and paragraph (b) below.

(b)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, CGAC shall provide to the Company a written report setting forth a list of outstanding amounts of all CGAC Transaction Expenses accompanied by invoices and supporting documentation. On the Closing Date following the Closing, CGAC shall pay or cause to be paid by wire transfer of immediately available funds all such CGAC Transaction Expenses; provided, however, that the aggregate amount of the CGAC Transaction Expenses shall not exceed Seventeen Million Fifty Thousand dollars ($17,050,000) (the “CGAC Transaction Expenses Cap”); provided that, for purposes of determining whether the CGAC Transaction Expenses exceed the CGAC Transaction Expenses Cap, any financial advisory or underwriting fee incurred by CGAC and contingent upon the amount raised in connection with, or subject to the consummation of, any Additional Permitted Financing shall be excluded. Notwithstanding anything to the contrary in this Agreement, if the aggregate amount of CGAC Transaction Expenses exceeds the CGAC Transaction Expenses Cap (such excess being the “Excess Expense Amount”), the Sponsors shall, pursuant to the Amended and Restated Sponsor Support Agreement, either choose to promptly repay the Excess Expense Amount within 2 Business Days from Closing Date or forfeit immediately following the Acquisition Closing a number of PubCo Ordinary Shares equal to the quotient obtained by dividing the Excess Expense Amount by $10.00.

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Section 8.9. Shareholder Litigation.

(a)            Each of CGAC and the Company shall promptly advise the other of any Action commenced (or to the Knowledge of the Company or CGAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or CGAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation.

(b)            Other than with respect to any Shareholder Litigation where CGAC or the Company are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a CGAC Acquisition Proposal, (a) the Company shall give CGAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of CGAC in connection therewith) brought against the Company, any of its Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without CGAC’s prior consent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), and (b) CGAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against CGAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably conditioned, withheld, delayed or denied).

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of CGAC, Acquisition Entities and the Company

The obligations of each party hereto to consummate, or cause to be consummated, the Transactions to occur at the Closings, are each subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company and CGAC, as applicable whose obligations are conditioned thereupon:

(a)            the CGAC Shareholders’ Approval and the Company Shareholder Approval shall have been obtained;

(b)            the Proxy/Registration Statement shall have become effective under the Securities Act; no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued; no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn and CGAC shall have delivered to the Company the prospectus contained in the Proxy/Registration Statement for delivery to Company Shareholders in connection with obtaining vote in the Company Shareholders’ Meeting and the use of such prospectus has not been suspended by SEC;

(c)            the ADS Registration Statement shall have become effective under the Securities Act; no stop order suspending the effectiveness of the ADS Registration Statement shall have been issued; no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn and the use of the prospectus contained in the ADS Registration Statement has not been suspended by SEC;

(d)            no Governmental Authority having jurisdiction over any of the parties hereto or any of the Transactions shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order issued by a Governmental Authority having jurisdiction over any of the parties hereto or any of the Transactions that are then in effect and which has the effect of making either Closing illegal or which otherwise prevents or prohibits consummation of the Closings;

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(e)            the ADS Deposit Agreement, Registration Rights Agreement Assignment, Assumption and Amendment Agreement, Escrow Agreement and the Contingent Share Rights Agreement shall have been duly executed and delivered on or prior to the Closings;

(f)            PubCo shall have established the LTIP the draft rules of which are included in Exhibit G; and

(g)            the ADSs representing the PubCo Ordinary Shares that form part of the Initial Merger Consideration and Acquisition Merger Consideration shall have been approved for listing on Nasdaq subject to official notice of issuance.

Section 9.2. Conditions to Obligations of CGAC

The obligations of CGAC to consummate, or cause to be consummated, the Transactions to occur at the Closings are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CGAC:

(a)            the representations and warranties contained in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2(a) (Capitalization and Voting Rights), Section 3.4 (Authorization), and Section 3.17 (Brokers) of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date as if made at the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. Each of the other representations and warranties of the Company and the Acquisition Entities contained in this Agreement shall be true and correct in all respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)            each of the covenants and obligations of the Company and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)            the Company shall have delivered to CGAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d);

(d)            absence of any Company Material Adverse Effect following the Original BCA Date that exists as of the Closing Date and

(e)            the PubCo Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance.

Section 9.3. Conditions to Obligations of Company and Acquisition Entities

The obligations of the Company or Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Closings are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            the representations and warranties contained in Section 4.1(Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization and Voting Rights), Section 4.4 (Authorization), and Section 4.10 (Brokers)of this Agreement shall be true and correct in all but de minimis respects as of  the Closing Date as if made at the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date. Each of the other representations and warranties of CGAC contained in this Agreement shall be true and correct in all respects as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “CGAC Material Adverse Effect” or another similar materiality qualification set forth therein, individually or in the aggregate, has not had, and would not, individually or in the aggregate, reasonably be expected to have a CGAC Material Adverse Effect;

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(b)            each of the covenants of CGAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)            CGAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of CGAC, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(d);

(d)            absence of any CGAC Material Adverse Effect following the Original BCA Date that exists as of the Closing Date; and

(e)            other than that certain person identified as continuing directors in accordance with Section 8.6, all members of the board of directors and officers of CGAC shall have executed written resignations effective as of the Initial Merger Effective Time.

Section 9.4. Frustration of Conditions. None of CGAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.5.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1. Termination

This Agreement may be terminated and the Transactions abandoned:

(a)            by mutual written consent of the Company and CGAC;

(b)            by written notice from the Company or CGAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to fulfill any of its obligations under this Agreement has caused or resulted in such Governmental Order;

(c)            by written notice from the Company or CGAC to the other if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the meeting of Company Shareholders duly convened therefor or at any adjournment or postponement thereof;

(d)            by written notice to CGAC from the Company (at any time prior to receiving the Company Shareholder Approval) in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.3(d); provided, that no such termination shall be effective unless the Company (i) has complied with the requirements of Section 6.3 in connection with such Superior Proposal and (ii) pays the Termination Fee in accordance with Section 10.3;

(e)            by written notice to the Company from CGAC (at any time prior to receiving the Company Shareholder Approval) if an Adverse Recommendation Change shall have occurred;

(f)            by written notice to the Company from CGAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company upon the earlier of (A) the expiration of 30 days following the date CGAC gives the Company notice of such breach and (B) the Outside Date (the “Company Cure Period”), then such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided, that CGAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time CGAC is in material uncured breach of this Agreement;

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(g)            by written notice to CGAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of CGAC or the Sponsor set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the Closing Date (a “Terminating CGAC Breach”), except that if any such Terminating CGAC Breach is curable by CGAC or the Sponsor upon the earlier of (A) the expiration of 30 days following the date the Company gives CGAC notice of such breach and (B) the Outside Date (the “CGAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CGAC Breach is not cured within CGAC Cure Period, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if at such time the Company is in material uncured breach of this Agreement;

(h)            by written notice from the Company or CGAC to the other if the CGAC Shareholders’ Approval shall not have been obtained at the CGAC Shareholders’ Meeting, or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by CGAC if CGAC has materially breached any of its obligations under the proviso to Section 8.2(b)(i); and

(i)            by either CGAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the earliest to occur: (x) the date of the deadline for CGAC to consummate its initial business combination, as such date may be extended from time to time following one or more Extensions, or (y) June 30, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(i) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein that results in, or is the principal cause of, the failure of a condition set forth in Article IX to be satisfied on or prior to the Outside Date.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto, other than the liability of any party for any fraud or any willful and material breach of this Agreement prior to such termination or except as set forth in this Section 10.2, Section 10.3, Article XI (but in the case of Section 11.15, only in respect of any covenant surviving termination) and any corresponding definitions set forth in Article I and (b) the NDA, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms.

Section 10.3. Termination Fee.

(a)	The Company shall pay to CGAC the Termination Fee if:

(i)	the Company terminates this Agreement pursuant to Section 10.1(d); or

(ii)	CGAC terminates this Agreement pursuant to Section 10.1(e).

(b)            Any Termination Fee due under Section 10.3(a) shall be paid by wire transfer of immediately available funds to an account designated by CGAC (A) in the case of clause (i) above, prior to or substantially concurrently with such termination, and (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)            The parties acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain payment, CGAC commences any action, suit or proceeding which results in a judgment against the Company, the Company shall pay CGAC its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such action, suit or proceeding. The parties hereto agree that (except in the event of intentional fraud and except for CGAC’s rights under Section 11.15), upon termination of this Agreement under circumstances that entitle CGAC to the Termination Fee, the payment of the Termination Fee shall be the sole and exclusive remedy available to the CGAC Related Parties against the Company Related Parties for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of the Termination Fee in such circumstances, (except in the event of intentional fraud and except for CGAC’s rights under Section 11.15) the Company Related Parties shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

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ARTICLE XI
MISCELLANEOUS

Section 11.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company acknowledges that it has read the publicly filed final prospectus of CGAC, filed with the SEC on December 18, 2020 (File No. 333-251-040), including the form of investment management trust agreement by and between CGAC and CST, a New York corporation, and understands that CGAC has established the trust account described therein (the “Trust Account”) for the benefit of CGAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that CGAC’s sole assets consist of the cash proceeds of CGAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Subsidiaries and Affiliates) hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and CGAC to collect from the Trust Account any monies that may be owed to them by CGAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2. Waiver. CGAC on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to CGAC, to:

Corner Growth Acquisition Corp.

251 Lytton Avenue, Suite 200

Palo Alto, CA 94301

Attn: Jerry Letter, Chief Financial Officer

Email: Jerry@cornercapitalmgmt.com

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with a copy (which shall not constitute notice) to:

Reitler Kailas & Rosenblatt LLP

885 Third Avenue — 20th Floor

New York, NY 10022

Attention: John F.F. Watkins

Email: JWatkins@Reitlerlaw.com

(b)	If to the Company or the Acquisition Entities, to:

Noventiq PLC

26-28 Hammersmith Grove,

London, W6 7HA

Attn: Warren Davies

Email: warren.davies@noventiq.com

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of Americas

New York, NY 10020

Attention: Stephen Besen and Jeffrey Pellegrino

Email: Stephen.Besen@AllenOvery.com and Jeffrey.Pellegrino@AllenOvery.com

and

Allen & Overy LLP

One Bishops Square

London E1 6AD

Attention: James Roe

Email: James.Roe@AllenOvery.com

Section 11.4. Assignment

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement, or (c) limit the right of CGAC, the Company, the Acquisition Entities or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, (ii) the Company Non-Recourse Parties and the CGAC Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and this Section 11.5(ii) and all rights described in this Agreement as being rights of CGAC, and (iii) Sponsor is an intended third-party beneficiary of, and may enforce, Sections 2.5, 8.6, and 8.8, this Section 11.5 and Section 11.18 of this Agreement.

Section 11.6. Expenses. Except as set forth in Section 8.1(c), Section 8.2(a), Section 8.8 and Section 10.3 each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.

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Section 11.7. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement or the Transaction Documents (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware except that the Laws of Cayman Islands, solely to the extent required thereby, shall apply to the Mergers, in each case without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction other than Delaware (provided that the fiduciary duties of the Company Board and the CGAC Board, the Mergers, and any exercise of appraisal and dissenters’ rights with respect to the Mergers shall in each case be governed by the laws of the Cayman Islands).

Section 11.8. Consent to Jurisdiction and Waiver of Jury Trial

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Section 11.10. Disclosure Letters. The Disclosure Letters (including any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a CGAC Material Adverse Effect, as applicable.

Section 11.11. Entire Agreement. This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter between CGAC and the Company, dated as of February 7, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12. Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company and CGAC; provided, however, that, unless otherwise agreed in writing between the Company and CGAC, after the Company Shareholder Approval has been obtained, on the one hand, or the CGAC Shareholders’ Approval has been obtained, on the other hand, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the CGAC Shareholders, respectively, without such approval having been obtained.

Section 11.13. Publicity

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closings be subject to the prior mutual approval of CGAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b)            The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

(c)            The Company acknowledges that, in connection with any Additional Permitted Financings, CGAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to any potential investors in any Additional Permitted Financings, which information may include “Confidential Information” (as defined in the NDA); provided that, CGAC shall (i) have received the Company’s prior written consent prior to disclosing any such Confidential Information in connection with any Additional Permitted Financings in the manner described in Section 8.3(b) and Section 8.4, respectively, and (ii) have provided the Company with the right to review and approve any such materials prior to their distribution to such potential investors in any Additional Permitted Financings, which approvals shall be at the Company’s sole and absolute discretion in the case of Additional Permitted Financings as described in Section 8.4.

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Section 11.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. This Agreement may only be enforced against, and any Action or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, CGAC, and the Acquisition Entities as named parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) and, in the case of the Sponsor, pursuant to the Transaction Documents to which they are a party, (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Affiliate of the Company (each, a “Company Non-Recourse Party”) or of CGAC or the Acquisition Entities (each, a “CGAC Non- Recourse Party”), and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company, CGAC or the Acquisition Entities under this Agreement for any Action based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closings and shall terminate and expire upon the occurrence of the Closings (and there shall be no liability after the Closings in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closings, and then only with respect to any breaches occurring after the Closings, and (b) this Article XI.

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Section 11.18. Conflicts and Privilege

(a)            The Company, CGAC and the Acquisition Entities on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closings between or among (x) the Sponsor, the shareholders or holders of other equity interests of CGAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Acquisition Entities or the Surviving Company) (collectively, the “CG Group”), on the one hand, and (y) the Surviving Company or any member of the NOV Group, on the other hand, any legal counsel, including Reitler Kailas & Rosenblatt LLP (“Reitler”), that represented CGAC or the Sponsor prior to the Closings may represent the Sponsor or any other member of the CG Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented CGAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquisition Entities , the Surviving Company or the Sponsor. The Company, CGAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closings, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closings (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among CGAC, the Sponsor or any other member of the CG Group, on the one hand, and Reitler, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the CG Group after the Closings, and shall not pass to or be claimed or controlled by the Acquisition Entities or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closings with CGAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Acquisition Entities and the Surviving Company.

(b)            The Company, CGAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closings between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Acquisition Entities or the Surviving Company) (collectively, the “NOV Group”), on the one hand, and (y) the Surviving Company or any member of the CG Group, on the other hand, any legal counsel, including Allen & Overy LLP (“A&O”) that represented the Company prior to the Closings may represent any member of the NOV Group in such dispute even though the interests of such Persons may be directly adverse to the Acquisition Entities and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquisition Entities and the Surviving Company. The Company, CGAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closings, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closings (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the NOV Group, on the one hand, and A&O, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the NOV Group after the Closings, and shall not pass to or be claimed or controlled by CGAC, the Acquisition Entities or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by CGAC or the Sponsor prior to the Closings with the Company under a common interest agreement shall remain the privileged communications or information of the Acquisition Entities or the Surviving Company.

[Signature Pages Follow]

A-77

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CORNER GROWTH ACQUISITION CORP.

By:	/s/ Marvin Tien
Name: Marvin Tien
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

CORNER GROWTH SPAC MERGER SUB, INC.

By:	/s/ Hervé Tessler
Name: Hervé Tessler
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

NOVENTIQ HOLDINGS PLC

By	/s/ Hervé Tessler
Name: Hervé Tessler
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

NOVENTIQ HOLDING COMPANY

By	/s/ Hervé Tessler
Name: Hervé Tessler
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

NOVENTIQ MERGER 1 LIMITED

By	/s/ Hervé Tessler
Name: Hervé Tessler
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]